Exhibit 10.28

LEASE

(Multi-Tenant; Net)
McCarthy Center

BETWEEN

THE IRVINE COMPANY

AND

ENGENIO INFORMATION TECHNOLOGIES, INC.

i

EXHIBITS
Exhibit A	Description of Premises
Exhibit B	Environmental Questionnaire
Exhibit C	Landlord’s Disclosures
Exhibit D	Insurance Requirements
Exhibit E	Rules and Regulations
Exhibit F	Standard Improvements
Exhibit X	Work Letter
Exhibit Y	Project Site Plan

ii

LEASE
(Multi-Tenant; Net)

     THIS LEASE is dated for reference purposes only as of the 30th day of June, 2004, by and between THE IRVINE COMPANY, a Delaware corporation hereafter called “Landlord,” and ENGENIO INFORMATION TECHNOLOGIES, INC., a Delaware corporation, hereinafter called “Tenant.”

ARTICLE I. BASIC LEASE PROVISIONS

     Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease. Any dates or times for performance calculated from the date of this Lease shall be calculated from the date of the last party to sign this Lease and not from the reference date noted above.

1.	Premises: Suite No. 100 (the Premises are more particularly described in Section 2.1).

Address of Building: 670 N. McCarthy Boulevard, Milpitas, CA

2.	Project Description (if applicable): McCarthy Center

3.	Use of Premises: General office including data center and customer service “experience” center.

4.	Estimated Delivery Date: two (2) weeks after the date of the last signatory hereto.

5.	Term: Sixty (60) months, plus such additional days as may be required to cause this Lease to terminate on the final day of the calendar month.

6.	Basic Rent: During the initial six (6) months of the Term of this Lease (and subject to the provisions of Section 14.2(d) of the Lease), Tenant shall not be obligated to pay Basic Rent.

Basic Rent is subject to adjustment as follows:

Commencing six (6) months following the Commencement Date, the Basic Rent shall be $21,565.18 per month, based on $.82 per rentable square foot.

Commencing twelve (12) months following the Commencement Date, the Basic Rent shall be $22,091.16 per month, based on $.84 per rentable square foot.

Commencing twenty-four (24) months following the Commencement Date, the Basic Rent shall be $22,880.13 per month, based on $.87 per rentable square foot.

Commencing thirty-six (36) months following the Commencement Date, the Basic Rent shall be $23,669.10 per month, based on $.90 per rentable square foot.

Commencing forty-eight (48) months following the Commencement Date, the Basic Rent shall be $24,195.08 per month, based on $.92 per rentable square foot.

7.	Guarantor(s): None

8.	Floor Area: Approximately 26,299 rentable square feet and approximately 23,720 useable square feet.

9.	Security Deposit: $24,195.08.

10.	Broker(s): Julien J. Studley

11.	Additional Insureds: McCarthy Center Partners LLC, a Delaware limited liability company

12.	Address for Payments and Notices:

LANDLORD	TENANT

THE IRVINE COMPANY	ENGENIO INFORMATION
dba Office Properties	TECHNOLOGIES, INC.
8105 Irvine Center Drive, Suite 300	670 N. McCarthy Boulevard,Suite 100
Irvine, CA 92618	Milpitas, CA 95035
Attn: Vice President, Operations,Technology Portfolio	Attention: Vice President and General Counsel

with a copy of notices to:

THE IRVINE COMPANY dba Office Properties 8105 Irvine Center Drive, Suite 300 Irvine, CA 92618 Attn: Senior Vice President, Operations Office Properties

13.	Tenant’s Liability Insurance Requirement: $2,000,000.00

14.	Vehicle Parking Spaces: One hundred five (105)

ARTICLE II. PREMISES

     SECTION 2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the premises shown in Exhibit A (the “Premises”), containing approximately the rentable square footage set forth as the “Floor Area” in Item 8 of the Basic Lease Provisions and known by the suite number identified in Item 1 of the Basic Lease Provisions. The Premises are located in the building identified in Item 1 of the Basic Lease Provisions (the Premises together with such building and the underlying real property, are called the “Building”), and is a portion of the project identified in Item 2 of the Basic Lease Provisions and shown in Exhibit Y, if any (the “Project”). All references to “Floor Area” in this Lease shall mean the rentable square footage set forth in Item 8 of the Basic Lease Provisions. The rentable square footage set forth in Item 8 may include or have been adjusted by various factors, including, without limitation, a load factor to allocate a proportionate share of any vertical penetrations, stairwells, common lobby or common features or areas of the Building. Tenant agrees that the Floor Area set forth in Item 8 shall be binding on Landlord and Tenant for purposes of this Lease regardless of whether any future or differing measurements of the Premises or the Building are consistent or inconsistent with the Floor Area set forth in Item 8. The Premises are a portion of certain real property which is leased by Landlord pursuant to that certain Master Lease dated December 31, 2003 (the “Master Lease”) by and between McCarthy Center Partners LLC, a Delaware limited liability company (“Master Lessor”), as “Landlord”, and Landlord as “Tenant”. That certain Master Lease (Short Form — Memorandum) was recorded on December 31, 2003 as Document No. 17553727 in the Official Records of Santa Clara County, California

     SECTION 2.2. ACCEPTANCE OF PREMISES. Except as expressly set forth in this Lease, Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or their respective suitability or fitness for any purpose other than general office use, including without limitation any representations or warranties regarding the compliance of Tenant’s use of the Premises with the applicable zoning or regarding any other land use matters, and Tenant shall be solely responsible as to such matters. Further, neither Landlord nor any representative of Landlord has made any representations or warranties regarding (i) what other tenants or uses may be permitted or intended in the Building or the Project, (ii) any exclusivity of use by Tenant with respect to its permitted use of the Premises as set forth in Item 3 of the Basic Lease Provisions, or (iii) any construction of portions of the Project not yet completed. Tenant further acknowledges that neither Landlord nor any representative of Landlord has agreed to undertake any alterations or additions or construct any improvements to the Premises except as expressly provided in this Lease. As of the Commencement Date, Tenant shall be conclusively deemed to have accepted the Premises and those portions of the Building and Project in which Tenant has any rights under this Lease, which acceptance shall mean that it is conclusively established that the Premises and those portions of the Building and Project in which Tenant has any rights under this Lease were in satisfactory condition and in conformity with the provisions of this Lease. If no items are required of Landlord under the Work Letter attached hereto as Exhibit X (“Work Letter”), Tenant shall be conclusively deemed to have accepted the Premises, and those portions of the Building and Project in which Tenant has any rights under this Lease, in their existing condition as of the Commencement Date, and to have waived any and all right or claim regardless of the nature thereof against Landlord arising out of the condition of the Premises, the Building or the Project. Nothing contained in this Section shall affect the commencement of the Term or the obligation of Tenant to pay rent.

     Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant on the Commencement Date (as defined in Section 3.1) clean and free of debris with all items of Landlord’s work pursuant to the Work Letter, including without limitation, the installation of the Tenant Improvements (as defined in Section 3.1) completed in accordance with the terms of the Work Letter. Landlord warrants to Tenant that the roof, plumbing, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems in the Premises, shall be in good operating condition on the Commencement Date and during the initial twelve (12) months of the Term. In the event of a non-compliance with such warranty, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s cost and expense. Further, in connection with the construction of the Tenant Improvements pursuant to the Work Letter, Tenant shall use commercially reasonable efforts to obtain customary warranties and guaranties from the contractor(s) performing such work and/or the manufacturers of equipment installed therein, but shall be under no obligation to incur additional expense in order to obtain or extend such warranties. If Tenant is required to make repairs to any component of the Premises or any of its systems not covered by the Landlord’s warranty contained in this Section 2.2 but for which Landlord has obtained a contractor’s or manufacturer’s warranty, then Landlord shall, upon request by Tenant, use its commercially reasonable efforts to pursue its rights under any such warranties for the benefit of Tenant. Under no circumstances will Tenant have the right to enforce any of the warranties and guaranties obtained by Landlord.

     SECTION 2.3. BUILDING NAME AND ADDRESS. Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name. Landlord shall have the right to change the name, address, number or designation of the Building or Project without liability to Tenant.

     SECTION 2.4. RIGHT OF FIRST REFUSAL.

     (a) Provided Tenant is not then in default after the expiration of the applicable cure period, Landlord hereby grants Tenant the one time right of first refusal in accordance with the terms of this Section 2.4 (the “First Refusal Right”) to lease such space (“First Refusal Space”) that (i) is located in the Building and contiguous to the Premises; and (ii) Landlord has received a bona fide signed letter of intent to lease the space described in Section 2.4(i) from a potential tenant that is acceptable to Landlord as Landlord shall determine in its sole and absolute discretion (“Acceptable LOI”). The First Refusal Right shall apply only to the first Acceptable LOI that Landlord receives during the eighteen (18) month period immediately following the date of execution of this Lease.

If Tenant fails to exercise the First Refusal Right, Landlord fails to receive an Acceptable LOI during the eighteen (18) month period immediately following the date of execution of this Lease or Tenant exercises the First Refusal Right with respect to an Acceptable LOI, the First Refusal Right shall be of no further force and effect and the Tenant shall not have any right of first refusal to lease any additional space in the Building. Promptly after receipt of an Acceptable LOI, Landlord shall prepare an amendment to this Lease setting forth the terms upon which Tenant may lease the First Refusal Space and deliver same to Tenant for Tenant’s consideration. Such lease amendment shall be on the same terms and conditions set forth in this Lease as modified by each and every term and condition set forth in the Acceptable LOI. If Tenant desires to exercise the First Refusal Right, Tenant shall execute and return to Landlord the aforementioned lease amendment within three (3) business days after delivery by Landlord. Tenant’s failure to timely return such lease amendment shall be deemed Tenant’s election not to exercise the First Refusal Right and Landlord shall be free to lease the First Refusal Space free and clear of the First Refusal Right. If requested by Landlord following Tenant’s failure to exercise the First Refusal Right, Tenant shall execute a waiver and release of the First Refusal Right and deliver same to Landlord within three (3) business days after demand. Tenant’s failure to deliver such waiver and release shall constitute a material default hereunder. Tenant’s rights under this Section 2.4(a) shall belong solely to Engenio Information Technologies, Inc., a Delaware corporation, and may not be assigned or transferred by it. Any attempted assignment or transfer shall be void and of no force or effect. Notwithstanding anything contained in this Section 2.4(a) to the contrary, it is understood that Tenant’s First Refusal Right shall be subordinate to the intervening rights of first offer, if any, of the Ground Lessor under the ground lease underlying the First Refusal Space, and to any preexisting extension or expansion rights granted by Landlord to any third party tenant leasing, or with the right to lease the First Refusal Space or any portion thereof, and in no event shall the First Refusal Space be subject to the provisions of this First Refusal Right unless and until such prior rights are waived and/or not exercised by the holder thereof.

     (b) In addition to the rights set forth in Section 2.4(a) above, provided Tenant is not then in default after the expiration of the applicable cure period, Landlord hereby grants Tenant the right (“Suite 120 Leasing Right”) to lease that certain space located in the Building and identified as Suite 120 and consisting of approximately eleven thousand nine hundred fifty two rentable square feet as set forth on the attached Exhibit A (“Suite 120”). The Suite 120 Leasing Right shall commence on the date of execution of this Lease and shall expire on the date that is six (6) months after such execution date if the Tenant has not provided written notice of its election to exercise the Suite 120 Leasing Right. Tenant’s failure to exercise the Suite 120 Leasing Right shall not limit Tenant’s rights set forth in Section 2.4(a) above. The Suite 120 Leasing Right shall be on the same terms and conditions of this Lease, including, but not limited to, the per rentable square foot (i) Basic Rent; (ii) Security Deposit; (iii) tenant improvement allowance provided pursuant to the Work Letter and (iv) vehicle parking spaces; but excepting therefrom, (a) the Lease term for Suite 120 will expire concurrently with the expiration of the Premises; (b) Basic Rent payments shall commence concurrently with the Basic Rent for the Premises; and (c) the estimated delivery date for Suite 120 will be forty five (45) days after Tenant’s exercise of the Suite 120 Leasing Right. In addition, the Floor Area and Tenant’s Share will be appropriately adjusted. Promptly after receipt Tenant’s notice exercising the Suite 120 Leasing Right, Landlord shall prepare an amendment to this Lease (the “Amendment”) setting forth the terms upon which Tenant may lease Suite 120 and deliver same to Tenant for Tenant’s consideration. If the Amendment is acceptable to Tenant, Tenant shall execute and return the Amendment to Landlord within ten (10) business days after delivery by Landlord. Tenant’s failure to timely return such lease amendment shall act to void Tenant’s exercise of the Suite 120 Leasing Right and Landlord shall be free to lease Suite 120, subject to Tenant’s rights set forth in Section 2.4(a) above. Tenant’s rights under this Section 2.4(b) shall belong solely to Engenio Information Technologies, Inc., a Delaware corporation, and may not be assigned or transferred by it. Any attempted assignment or transfer shall be void and of no force or effect.

ARTICLE III. TERM

     SECTION 3.1. GENERAL. The term of this Lease (“Term”) shall be for the period shown in Item 5 of the Basic Lease Provisions. Subject to the provisions of Section 3.2 below, the Term shall commence (“Commencement Date”) on the earlier of (a) the date Tenant commences business operations in the Premises, and (b) the date the tenant improvements constructed pursuant to the Work Letter (“Tenant Improvements”) have been substantially completed in accordance with the Work Letter (as evidenced by written approval thereof in accordance with the building permits issued for the Tenant Improvements or issuance of a temporary or final certificate of occupancy for the Premises); and (c) December 10, 2004. Tenant shall commence construction of the Tenant Improvements promptly after the execution of this Lease and shall diligently prosecute the construction thereof to completion. Should Tenant fail to promptly commence such construction or fail to diligently prosecute such construction to completion, the date for completion of the Tenant Improvements pursuant to subsection (b) above shall be accelerated on a day for day basis resulting from such failure. The date on which this Lease is scheduled to terminate is referred to as the “Expiration Date.” Promptly after the Commencement Date is established, the parties shall memorialize on a customary form provided by Landlord the actual Commencement Date and the Expiration Date of this Lease. Tenant’s failure to execute that form shall not affect the validity of Landlord’s determination of those dates or Tenant’s obligation to pay rent hereunder. From and after the execution of this Lease, Tenant shall have access to the Premises for the purpose of completing construction of the Tenant Improvements and to enable Tenant to install fixtures, furniture, computers, telephone and cabling equipment in the Premises. Such access shall be subject to all of the terms and conditions of this Lease, except that Tenant’s rental obligation shall not commence to accrue until the Commencement Date hereof.

     SECTION 3.2. DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the date that is two weeks after the date of the last signatory hereto (“Estimated Delivery Date”), this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent until the Commencement Date occurs as provided in Section 3.1 above, except that if Landlord cannot tender possession of the Premises in accordance with the provisions of Section 3.1 above due to any action or inaction of Tenant, then the Commencement Date shall be deemed to have occurred and Landlord shall be entitled to full performance by Tenant

(including the payment of rent) from the date Landlord would have been able to so tender possession of the Premises to Tenant but for Tenant’s action or inaction. For purposes of determining the Commencement Date pursuant to Section 3.1, the date set forth in Section 3.1(c) above shall be extended on a day for day basis for each day Landlord is delayed in delivering possession of the Premises to Tenant beyond the Estimated Delivery Date; provided, however, if such delay is caused or contributed to by Tenant, the date set forth in Section 3.1(c) above shall not be extended as a result of such delay.

     Notwithstanding anything to the contrary contained in this Section 3.2, if for any reason other than Tenant Delays, or other matters beyond Landlord’s reasonable control, the actual Commencement Date has not occurred by the date that is one hundred twenty (120) days following the Estimated Delivery Date, then Tenant may, by written notice to Landlord given within ten (10) days thereafter, but prior to the actual occurrence of the Commencement Date, elect to terminate this Lease. Notwithstanding the foregoing, if at any time during the construction period for the Tenant Improvements, Landlord reasonably believes that the Commencement Date will not occur on or before one hundred twenty (120) days following the Estimated Delivery Date, Landlord may notify Tenant in writing of such fact and of a new outside date on or before which the Commencement Date will occur, and Tenant must elect within ten (10) days of receipt of such notice to either terminate this Lease or waive its right to terminate this Lease provided the Commencement Date occurs on or prior to the new outside date established by Landlord in such notice to Tenant. Tenant’s failure to elect to terminate this Lease within such ten (10) day period shall be deemed Tenant’s waiver of its right to terminate this Lease as provided in this paragraph as to the previous outside date, but not as to the new outside date established by said notice,

     SECTION 3.3. RIGHT TO EXTEND THIS LEASE. Provided that no Event of Default has occurred under any provision of this Lease, either at the time of exercise of the extension right granted herein or at the time of the commencement of such extension, then Tenant may extend the Term of this Lease for one (1) period of thirty-six (36) months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than nine (9) months or more than twelve (12) months prior to the expiration date of the Term, Tenant’s irrevocable written notice of its commitment to extend (the “Commitment Notice”). The Basic Rent payable under the Lease during any extension of the Term shall be ninety five percent (95%) of the fair market rental rate as determined in the following provisions.

     If Landlord and Tenant have not by then been able to agree upon the Basic Rent for the extension of the Term, then within ten (10) business days after the receipt of the Commitment Notice, Landlord shall notify Tenant in writing of the Basic Rent that would reflect ninety five percent (95%) of the fair market rental rate for a 36-month renewal of comparable space in the Project (together with any increases thereof during the extension period) as of the commencement of the extension period (“Landlord’s Determination”). Should Tenant disagree with the Landlord’s Determination, then Tenant shall, not later than twenty (20) days thereafter, notify Landlord in writing of Tenant’s determination of those rental terms (“Tenant’s Determination”). Within ten (10) days following delivery of the Tenant’s Determination, the parties shall attempt to agree on a licensed real estate broker with at least ten (10) years experience in the Milpitas/San Jose/Highway 237 market to determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate a broker within ten (10) days thereafter. Should either party fail to so designate a broker within that time, then the broker designated by the other party shall determine the fair market rental. Should each of the parties timely designate a broker, then the two brokers so designated shall appoint a third broker who shall, acting alone, determine the fair market rental for the Premises.

     Within ten (10) business days following the selection of the broker and such broker’s receipt of the Landlord’s Determination and the Tenant’s Determination, the broker shall determine whether the rental rate determined by Landlord or by Tenant more accurately reflects ninety five percent (95%) of the fair market rental rate for the 36-month renewal of the Lease for the Premises, as reasonably extrapolated to the commencement of the extension period. Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the broker as the fair market rental rate for the extension period. In making such determination, the broker shall consider rental comparables for the Project and rental comparables for similarly improved space within the Milpitas/San Jose/Highway 237 market with appropriate adjustment for location and quality of project, but the broker shall not attribute any factor for market tenant improvement allowances for renewal leases or brokerage commissions in making its determination of the fair market rental rate. At any time before the decision of the broker is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental. The fees of the broker(s) shall be borne entirely by the party whose determination of the fair market rental rate was not accepted by the broker.

     Within twenty (20) days after the determination of the rental rate, Landlord shall prepare an appropriate amendment to this Lease for the extension period, and Tenant shall execute and return same to Landlord within ten (10) days after Tenant’s receipt of same. Should the rental rate not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

     If Tenant fails to timely comply with any of the provisions of this paragraph, Tenant’s right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord. Tenant shall have no other right to extend the Term beyond the single thirty-six (36) month extension period created by this paragraph. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this paragraph. Tenant’s rights under this Section 3.3 shall be personal to Engenio Information Technologies, Inc., and shall not be transferable without the prior written consent of the Landlord, which consent may be withheld in Landlord’s sole and absolute discretion; provided, however, Engenio Information Technologies, Inc., may assign its rights under this Section 3.3 to a Permitted Transferee without obtaining Landlord’s consent. In addition, if Tenant enters into permitted subleases of the Premises totaling more than fifty percent (50%) of the rentable square footage of the Premises, Tenant’s rights under this Section 3.3 shall terminate at the option of Landlord.

ARTICLE IV. RENT AND OPERATING EXPENSES

     SECTION 4.1. BASIC RENT. From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset, the rental amount for the Premises shown in Item 6 of the Basic Lease Provisions (the “Basic Rent”), as such may be increased pursuant to Section II(D) of the Work Letter and including subsequent adjustments, if any. Any rental adjustment to Basic Rent shown in Item 6 shall be deemed to occur on the specified month, whether or not the Commencement Date occurs at the end of a calendar month. The rent shall be due and payable in advance commencing on the Commencement Date (as prorated for any partial month) and continuing thereafter on the first day of each successive calendar month of the Term. No demand, notice or invoice shall be required for the payment of Basic Rent. An installment of rent in the amount of one (1) full month’s Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions and one (1) month’s estimated Tenant’s Share of Operating Expenses (as defined in Section 4.2) shall be delivered to Landlord concurrently with Tenant’s execution of this Lease and shall be applied against the Basic Rent and Operating Expenses first due hereunder.

     SECTION 4.2. OPERATING EXPENSES.

     (a) From and after Commencement Date, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of all Operating Expenses, as defined in Section 4.2(f), incurred by Landlord in the operation of the Building and the Project. The term “Tenant’s Share” means that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area (set forth in item 8 of the Basic Lease Provisions) and the denominator of which is the total rentable square footage, as determined from time to time by Landlord, of (i) the Building, for expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, (ii) all of the buildings in the Project, as determined by Landlord, for expenses determined by Landlord to benefit or relate substantially to the entire Project rather than any specific building or (iii) all or some of the buildings within the Project as well as all or a portion of other property owned by Landlord and/or its affiliates, for expenses which benefit or relate to such buildings within the Project and such other real property. In the event that Landlord determines in its reasonable discretion that any premises within the Building or any building within the Project or any portion of a building or project within a larger area incurs a non-proportional benefit from any expense, or is the non-proportional cause of any such expense, Landlord may, allocate a greater percentage of such Operating Expense to such premises, building or project, as applicable. The full amount of any management fee payable by Landlord for the management of Tenant’s Premises that is calculated as a percentage of the rent payable by Tenant shall be paid in full by Tenant as additional rent.

     (b) Prior to the start of each full Expense Recovery Period (as defined in this Section 4.2), Landlord shall give Tenant a written estimate of the amount of Tenant’s Share of Operating Expenses for the applicable Expense Recovery Period. Failure to provide such estimate shall not relieve Tenant from its obligation to pay Tenant’s Share of Operating Expenses or estimated amounts thereof, if and when Landlord provides such estimate or final payment amount. Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance concurrently with payments of Basic Rent. If Landlord has not furnished its written estimate for any Expense Recovery Period by the time set forth above, Tenant shall continue to pay monthly the estimated Tenant’s Share of Operating Expenses in effect during the prior Expense Recovery Period; provided that when the new estimate is delivered to Tenant, Tenant shall, at the next monthly payment date, pay any accrued estimated Tenant’s Share of Operating Expenses based upon the new estimate. For purposes hereof, “Expense Recovery Period” shall mean every twelve month period during the Term (or portion thereof for the first and last lease years) commencing July 1 and ending June 30, provided that Landlord shall have the right to change the date on which an Expense Recovery Period commences in which event appropriate reasonable adjustments shall be made to Tenant’s Share of Operating Expenses so that the amount payable by Tenant shall not materially vary as a result of such change.

     (c) Within one hundred twenty (120) days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement showing in reasonable detail the actual or prorated Tenant’s Share of Operating Expenses incurred by Landlord during the period, and the parties shall within thirty (30) days thereafter make any payment or allowance necessary to adjust Tenant’s estimated payments of Tenant’s Share of Operating Expenses, if any, to the actual Tenant’s Share of Operating Expenses as shown by the annual statement. Any delay or failure by Landlord in delivering any statement hereunder shall not constitute a waiver of Landlord’s right to require Tenant to pay Tenant’s Share of Operating Expenses pursuant hereto. Any amount due Tenant shall be credited against installments next coming due under this Section 4.2, and any deficiency shall be paid by Tenant together with the next installment. Should Tenant fail to object in writing to Landlord’s determination of Tenant’s Share of Operating Expenses within ninety (90) days following delivery of Landlord’s expense statement, Landlord’s determination of Tenant’s Share of Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on the parties for all purposes and any future claims to the contrary shall be barred.

     Provided no Event of Default has occurred which has not either been cured by Tenant or waived by Landlord, Tenant shall have the right to cause a certified public accountant, engaged on a non-contingency fee basis, to audit Operating Expenses by inspecting Landlord’s general ledger of expenses not more than once during any Expense Recovery Period. However, to the extent that insurance premiums or any other component of Operating Expenses is determined by Landlord on the basis of an internal allocation of costs utilizing information Landlord in good faith deems proprietary, such expense component shall not be subject to audit. Tenant shall give notice to Landlord of Tenant’s intent to audit within ninety (90) days after Tenant’s receipt of Landlord’s expense statement which sets forth Tenant’s Share of Landlord’s actual Operating Expenses. Such audit shall be conducted at a mutually agreeable time during normal business hours at the office of Landlord or its management agent where such accounts are maintained. If Tenant’s audit determines that actual Operating Expenses have been overstated by more than five percent (5%), then subject to Landlord’s right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit. Tenant’s rent shall be appropriately adjusted to reflect any overstatement in Operating Expenses. In the event of a dispute between Landlord and Tenant regarding such audit, such dispute shall be submitted and resolved by binding arbitration pursuant to Section 22.7 below. All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employees. Landlord may require Tenant’s auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit. In the event of a violation of this confidentiality covenant in connection with any audit, then in addition to any other legal or equitable remedy available to Landlord, Tenant shall forfeit its right to any reconciliation or cost reimbursement payment from Landlord due to said audit (and any such payment theretofore made by Landlord shall be promptly returned by Tenant), and Tenant shall have no further audit rights under this Lease.

     (d) Even though this Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Operating Expenses for the Expense Recovery Period in which this Lease terminates, Tenant shall within thirty (30) days of written notice pay the entire increase over the estimated Tenant’s Share of Operating Expenses already paid. Conversely, any overpayment by Tenant shall be rebated by Landlord to Tenant not later than thirty (30) days after such final determination..

     (e) If, at any time during any Expense Recovery Period, any one or more of the Operating Expenses are increased to a rate(s) or amount(s) in excess of the rate(s) or amount(s) used in calculating the estimated Tenant’s Share of Operating Expenses for the year, then the estimate of Tenant’s Share of Operating Expenses may be increased by written notice from Landlord for the month in which such rate(s) or amount(s) becomes effective and for all succeeding months by an amount equal to Tenant’s Share of the increase. If Landlord gives Tenant written notice of the amount or estimated amount of the increase, the month in which the increase will or has become effective, then Tenant shall pay the increase to Landlord as a part of Tenant’s monthly payments of the estimated Tenant’s Share of Operating Expenses as provided in Section 4.2(b), commencing with the month following Tenant’s receipt of Landlord’s notice. In addition, Tenant shall pay upon written request any such increases which were incurred prior to the Tenant commencing to pay such monthly increase.

     (f) The term “Operating Expenses” shall mean and include all Project Costs, as defined in subsection (g), and Property Taxes, as defined in subsection (h).

     (g) The term “Project Costs” shall include all expenses of operation, repair and maintenance of the Building and the Project, including without limitation all appurtenant Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums and deductibles and/or reasonable premium and deductible equivalents should Landlord elect to self-insure all or any portion of any risk that Landlord is authorized to insure hereunder; license, permit, and inspection fees; light; power; window washing; trash pickup; janitorial services to any interior Common Areas; heating, ventilating and air conditioning; supplies; materials; equipment; tools; the cost of any insurance or tax consultant utilized by Landlord in connection with the Building and/or Project; establishment of reasonable reserves for roof replacement and/or repairs; costs incurred in connection with compliance with any laws or changes in laws applicable to the Building or the Project; the cost of any capital investments or replacements (other than tenant improvements for specific tenants) to the extent of the amortized amount thereof over the useful life of such capital investments or replacements calculated at a market cost of funds, all as determined by Landlord, for each such year of useful life during the Term; costs associated with the maintenance of an air conditioning, heating and ventilation service agreement, and maintenance of an intrabuilding network cable service agreement for any intrabuilding network cable telecommunications lines within the Project, and any other installation, maintenance, repair and replacement costs associated with such lines; capital costs associated with a requirement related to demands on utilities by Project tenants, including without limitation the cost to obtain additional phone connections; labor; reasonably allocated wages and salaries, fringe benefits, and payroll taxes for administrative and other personnel directly applicable to the Building and/or Project, including both Landlord’s personnel and outside personnel; any expense incurred pursuant to Sections 6.1, 6.2, 6.4, 7.2, and 10.2; and a reasonable overhead/management fee for the professional operation of the Project not to exceed the then current market fee charged by owners of similarly improved space within the Milpitas/San Jose/Highway 237 market. Tenant acknowledges that (i) Landlord is currently charging a management fee of 3% of Basic Rent and Operating Expenses; and (ii) such fee is considered market competitive for purposes of this Lease. It is understood and agreed that Project Costs may include competitive charges for direct services (including, without limitation, management and/or operations services) provided by any subsidiary, division or affiliate of Landlord.

     Notwithstanding the provisions of Section 4.2(g) above, Project Costs shall not include: (a) the cost of capital improvements (except as set forth above); (b) all fees, costs, principal and interest related to any mortgage(s) or deed(s) of trust, all payments made under any ground or underlying lease and all other non-operating debts of Landlord; (c) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; (d) costs in connection with leasing space in the Building (including, without limitation, brokerage commissions, marketing costs, attorneys’ fees, lease concessions, rental abatements and construction allowances granted to specific tenants); (e) costs incurred in connection with the sale, financing or refinancing of the Building or Project; (f) fines, interest and penalties incurred due to the late payment of Property Taxes or Project Costs not caused to by Tenant’s failure to timely pay Basic Rent, Operating Expenses or Property Taxes; (g) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building or Project under their respective leases; (h) any costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority; (i) the cost of any service provided to Tenant or other occupants of the Building or Project for which Landlord is actually reimbursed by another tenant in the Building; (j) costs associated with damage or repairs to the Project or Common Areas necessitated by the willful misconduct of Landlord or Landlord’s employees or authorized agents; (k) salaries and benefits or employees over the level of property manager; (1) legal fees, accountant fees and other expenses incurred in disputes with other tenants or occupants of the Building or Project or associated with the enforcement of any other leases or defense of Landlord’s title to or interest in the Building, Project or any part thereof; (m) services or installations furnished to any tenant in the Building that are not also furnished to Tenant; (n) the cost of any service provided to Tenant or other occupants of the Building or Project for which Landlord is actually reimbursed; and (o) costs or fees payable to public authorities in connection with any future construction, renovation and/or improvements to the Project (other than the Tenant Improvements or any improvements made to the Premises by or for Tenant) including fees for transit, housing, schools, open space, child care, arts programs, traffic mitigation measures, environmental impact reports, traffic studies, and transportation system management plans; provided, however, any of the foregoing that would be considered part of Property Taxes and/or billed as such may be included in Property Taxes.

     (h) The term “Property Taxes” as used herein shall include any form of federal, state, county or local government or municipal taxes, fees, charges or other impositions of every kind (whether general, special, ordinary or extraordinary) related to the ownership, leasing or operation of the Premises, Building or Project, including without limitation, the following: (i) all real estate taxes or personal property taxes, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, (iii) all assessments and fees for public improvements, services, and facilities and impacts thereon, including without limitation arising out of any Community Facilities Districts, “Mello Roos” districts, similar assessment districts, and any traffic impact mitigation assessments or fees; (iv) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes, other than taxes covered by Article VIII; and (v) taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent), and (vi) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. Notwithstanding the foregoing, Property Taxes shall not include any (i) net income, capital, stock, succession, transfer, franchise, gift, estate or inheritance tax; (ii) any item to the extent otherwise included in Project Costs; (iii) any environmental assessments, charges or liens arising in connection with the remediation of Hazardous Materials from the Project, the causation of which arose prior to the Commencement Date or to the extent caused by Landlord, its agents, employees or contractors or any tenant of the Project (other than Tenant or its sublessees or assignees); or (iv) reserves for future Property Taxes. If any Property Taxes are payable in installments over a period of time, Tenant shall be liable only for the payment of those installments falling due and payable during the Term, with appropriate proration for fractional years.

     SECTION 4.3. SECURITY DEPOSIT. Concurrently with Tenant’s delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions, to be held by Landlord as security for the full and faithful performance of all of Tenant’s obligations under this Lease (the “Security Deposit”). Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. Subject to the last sentence of this Section, the Security Deposit shall be understood and agreed to be the property of Landlord upon Landlord’s receipt thereof, and may be utilized by Landlord in its sole and absolute discretion towards the payment of all expenses by Landlord for which Tenant would be required to reimburse Landlord under this Lease, including without limitation brokerage commissions and Tenant Improvement costs. Upon any Event of Default by Tenant (as defined in Section 14.1), Landlord may, in its sole and absolute discretion, retain, use or apply the whole or any part of the Security Deposit to pay any sum which Tenant is obligated to pay under this Lease, sums that Landlord may expend or be required to expend by reason of the Event of Default by Tenant or any loss or damage that Landlord may suffer by reason of the Event of Default or costs incurred by Landlord in connection with the repair or restoration of the Premises pursuant to Section 15.3 of this Lease upon expiration or earlier termination of this Lease. In no event shall Landlord be obligated to apply the Security Deposit upon an Event of Default and Landlord’s rights and remedies resulting from an Event of Default, including without limitation, Tenant’s failure to pay Basic Rent, Tenant’s Share of Operating Expenses or any other amount due to Landlord pursuant to this Lease, shall not be diminished or altered in any respect due to the fact that Landlord is holding the Security Deposit. If any portion of the Security Deposit is applied by Landlord as permitted by this Section, Tenant shall within five (5) business days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. If Tenant fully performs its obligations under this Lease, the Security Deposit shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease) within thirty (30) days after the expiration of the Term, provided that Tenant agrees that Landlord may retain the Security Deposit to the extent and until such time as all amounts due from Tenant in accordance with this Lease have been determined and paid in full and Tenant agrees that Tenant shall have no claim against Landlord for Landlord’s retaining such Security Deposit to the extent provided in this Section.

ARTICLE V. USES

     SECTION 5.1. USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions, all in accordance with applicable laws and restrictions and pursuant to approvals to be obtained by Tenant from all relevant and required governmental agencies and authorities. The parties agree that any contrary use shall be deemed to cause material and irreparable harm to Landlord and shall entitle Landlord to injunctive relief in addition to any other available remedy. Tenant, at its expense, shall procure, maintain and make available for Landlord’s inspection throughout the Term, all governmental approvals, licenses and permits required for the proper and lawful conduct of Tenant’s permitted use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises which will in any way unreasonably interfere with the rights of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any insurance policy(ies) covering the Building, the Project and/or their contents, and shall comply with all applicable insurance underwriters rules. Subject to the provisions of Article IV,

Tenant shall comply at its expense with all present and future laws, ordinances, restrictions, regulations, orders, rules and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, including without limitation all federal and state occupational health and safety requirements, whether or not Tenant’s compliance will necessitate expenditures or interfere with its use and enjoyment of the Premises. Tenant shall comply at its expense with all present and future covenants, conditions, easements or restrictions now or hereafter affecting or encumbering the Building and/or Project, and any amendments or modifications thereto, including without limitation the payment by Tenant of any periodic or special dues or assessments charged against the Premises or Tenant which may be allocated to the Premises or Tenant in accordance with the provisions thereof; provided, however, such future restrictions or requirements do not materially derogate the rights of Tenant or materially increase the obligations of Tenant under this Lease. Tenant shall promptly upon demand reimburse Landlord for any additional insurance premium charged by reason of Tenant’s failure to comply with the provisions of this Section, and shall indemnify Landlord from any liability and/or expense resulting from Tenant’s noncompliance.

     SECTION 5.2. SIGNS. Tenant, and its successors and assigns, shall have the right to install and maintain during the Term one (1) exterior “eye-brow” sign on the Building (the “Eye-Brow Sign”). Landlord, acting reasonably and in good faith, shall designate the location of the Eye-Brow Sign. Except as approved in writing by Landlord, in its sole and absolute discretion, Tenant shall have no right to maintain signs in any other location in, on or about the Premises, the Building or the Project and shall not place or erect any other signs that are visible from the exterior of the Building. The size, design, graphics, material, style, color and other physical aspects of any permitted sign shall be subject to Landlord’s written determination, as determined solely by Landlord, prior to installation, that signage is in compliance with any covenants, conditions or restrictions encumbering the Premises and Landlord’s signage program for the Project, as in effect from time to time and approved by the City in which the Premises are located (“Signage Criteria”). Prior to placing or erecting any such signs, Tenant shall obtain and deliver to Landlord a copy of any applicable municipal or other governmental permits and approvals and comply with any applicable insurance requirements for such signage. Tenant shall be responsible for the cost of any permitted sign, including the fabrication, installation, maintenance and removal thereof and the cost of any permits therefor. If Tenant fails to maintain its sign in good condition, or if Tenant fails to remove same upon termination of this Lease and repair and restore any damage caused by the sign or its removal, Landlord may do so at Tenant’s expense. Landlord shall have the right to temporarily remove any signs in connection with any repairs or maintenance in or upon the Building. The term “sign” as used in this Section shall include all signs, designs, monuments, displays, advertising materials, logos, banners, projected images, pennants, decals, pictures, notices, lettering, numerals or graphics.

     SECTION 5.3. HAZARDOUS MATERIALS.

     (a) For purposes of this Lease, the term “Hazardous Materials” includes (i) any “hazardous material” as defined in Section 25501(o) of the California Health and Safety Code, (ii) hydrocarbons, polychlorinated biphenyls or asbestos, (iii) any toxic or hazardous materials, substances, wastes or materials as defined pursuant to any other applicable state, federal or local law or regulation, and (iv) any other substance or matter which may result in liability to any person or entity as result of such person’s possession, use, release or distribution of such substance or matter under any statutory or common law theory.

     (b) Except for ordinary quantities of office and cleaning supplies customarily used in projects similar to the Project, which shall be used in full compliance with all Hazardous Materials laws, Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released or disposed of on, under, from or about the Premises (including without limitation the soil and groundwater thereunder) without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant shall have the right, without obtaining prior written consent of Landlord: (A) to utilize within the Premises a reasonable quantity of standard office products that may contain Hazardous Materials (such as photocopy toner, “White Out”, and the like), provided however, that (i) Tenant shall maintain such products in their original retail packaging, shall follow all instructions on such packaging with respect to the storage, use and disposal of such products, and shall otherwise comply with all applicable laws with respect to such products, and (ii) all of the other terms and provisions of this Section 5.3 shall apply with respect to Tenant’s storage, use and disposal of all such products, and (B) to utilize within the Premises those Hazardous Materials in kind and content listed on the Environmental Questionnaire delivered to Landlord prior to the execution of this Lease to the extent the use of such Hazardous Materials are permitted by Landlord’s insurance and do not increase the amount of the premiums of such insurance, provided that Tenant shall comply with all applicable laws with respect to such Hazardous Materials and all of the other terms and provisions of this Section 5.3 shall apply with respect to Tenant’s storage, use and disposal of such Hazardous Materials. Landlord may, in its sole and absolute discretion, place such conditions as Landlord deems appropriate with respect to Tenant’s use of any such Hazardous Materials, and may further require that Tenant demonstrate that any such Hazardous Materials are necessary or useful to Tenant’s business and will be generated, stored, used and disposed of in a manner that complies with all applicable laws and regulations pertaining thereto and with good business practices. Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval in connection with the storage, generation, release, disposal or use of Hazardous Materials by Tenant on or about the Premises, and/or to conduct periodic inspections of the storage, generation, use, release and/or disposal of such Hazardous Materials by Tenant on and from the Premises, and Tenant agrees that any costs incurred by Landlord in connection therewith shall be reimbursed by Tenant to Landlord as additional rent hereunder upon demand; however, Tenant shall have no obligation to reimburse Landlord for any costs incurred in connection with any environmental consultant retained by Landlord pursuant to this Section unless Tenant shall be in default under this Section 5.3 and such costs are covered by Tenant’s indemnity obligations contained in this Section 5.3.

     (c) Prior to the execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement (the “Environmental Questionnaire”) in the form of Exhibit B attached hereto. The completed Environmental Questionnaire shall be deemed incorporated into this

Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. On each anniversary of the Commencement Date until the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials which were stored, generated, used, released and/or disposed of on, under or about the Premises for the twelve-month period prior thereto, and which Tenant desires to store, generate, use, release and/or dispose of on, under or about the Premises for the succeeding twelve-month period. In addition, to the extent Tenant is permitted to utilize Hazardous Materials upon the Premises, Tenant shall promptly provide Landlord with complete and legible copies of all the following environmental documents relating thereto: reports filed pursuant to any self-reporting requirements; permit applications, permits, monitoring reports, emergency response or action plans, workplace exposure and community exposure warnings or notices and all other reports, disclosures, plans or documents (even those which may be characterized as confidential) relating to water discharges, air pollution, waste generation or disposal, and underground storage tanks for Hazardous Materials; orders, reports, notices, listings and correspondence (even those which may be considered confidential) of or concerning the release, investigation of, compliance, cleanup, remedial and corrective actions, and abatement of Hazardous Materials; and all complaints, pleadings and other legal documents filed by or against Tenant related to Tenant’s use, handling, storage, release and/or disposal of Hazardous Materials.

     (d) Landlord and its agents shall have the right, but not the obligation, to inspect, sample and/or monitor the Premises and/or the soil or groundwater thereunder at any time to determine whether Tenant is complying with the terms of this Section 5.3, and in connection therewith Tenant shall provide Landlord with full access to all facilities, records and personnel related thereto. If Tenant is not in compliance with any of the provisions of this Section 5.3, or in the event of a release of any Hazardous Material on, under or about the Premises caused or permitted by Tenant, its agents, employees, contractors, licensees or invitees, Landlord and its agents shall have the right, but not the obligation, without limitation upon any of Landlord’s other rights and remedies under this Lease, to immediately enter upon the Premises without notice and to discharge Tenant’s obligations under this Section 5.3 at Tenant’s expense, including without limitation the taking of emergency or long-term remedial action. Landlord and its agents shall endeavor to minimize interference with Tenant’s business in connection therewith, but shall not be liable for any such interference. In addition, Landlord, at Tenant’s expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims arising out of the storage, generation, use, release and/or disposal by Tenant or its agents, employees, contractors, licensees or invitees of Hazardous Materials on, under, from or about the Premises.

     (e) If the presence of any Hazardous Materials on, under, from or about the Premises or the Project caused or permitted by Tenant or its agents, employees, contractors, licensees or invitees results in (i) injury to any person, (ii) injury to or any contamination of the Premises or the Project, or (iii) injury to or contamination of any real or personal property wherever situated, Tenant, at its expense, shall promptly take all actions necessary to return the Premises and the Project and any other affected real or personal property owned by Landlord to the condition existing prior to the introduction of such Hazardous Materials and to remedy or repair any such injury or contamination, including without limitation, any cleanup, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials. Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, which consent may be given or withheld in Landlord’s sole and absolute discretion, take any remedial action in response to the presence of any Hazardous Materials on, from, under or about the Premises or the Project or any other affected real or personal property owned by Landlord or enter into any similar agreement, consent, decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Premises or the Project or any other affected real or personal property owned by Landlord (i) imposes an immediate threat to the health, safety or welfare of any individual and (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action. To the fullest extent permitted by law, Tenant shall indemnify, hold harmless, protect and defend (with attorneys reasonably acceptable to Landlord) Landlord and Master Lessor, and any successors to all or any portion of Landlord’s and/or Master Lessor’s interest in the Premises and in the Project and in any other real or personal property owned by Landlord or Master Lessor, from and against any and all liabilities, losses, damages, diminution in value, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including without limitation reasonable attorneys’ fees, court costs and other professional expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the use, generation, storage, treatment, release, on- or off-site disposal or transportation of Hazardous Materials by Tenant or Tenant’s agents, employees, contractors, licensees or invitees on, into, from, under or about the Premises, the Building or the Project and any other real or personal property owned by Landlord or Master Lessor. Such indemnity obligation shall specifically include, without limitation, the cost of any required or necessary repair, restoration, cleanup or detoxification of the Premises, the Building and the Project and any other real or personal property owned by Landlord or Master Lessor, the preparation of any closure or other required plans, whether or not such action is required or necessary during the Term or after the expiration of this Lease and any loss of rental due to the inability to lease the Premises or any portion of the Building or Project as a result of such Hazardous Material or remediation thereof. If it is at any time discovered that Hazardous Materials have been released on, into, from, under or about the Premises during the Term, or that Tenant or its agents, employees, contractors, licensees or invitees may have caused or permitted the release of a Hazardous Material on, under, from or about the Premises, the Building or the Project or any other real or personal property owned by Landlord or Master Lessor, Tenant shall, at Landlord’s request, immediately prepare and submit to Landlord a comprehensive plan, subject to Landlord’s approval, specifying the actions to be taken by Tenant to return the Premises, the Building or the Project or any other real or personal property owned by Landlord or Master Lessor, to the condition existing prior to the introduction of such Hazardous Materials. Upon Landlord’s approval of such cleanup plan, Tenant shall, at its expense, and without limitation of any rights and remedies of Landlord under this Lease or at law or in equity, immediately implement such plan and proceed to cleanup such Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. The provisions of this Section 5.3(e) shall expressly survive the expiration or sooner termination of this Lease.

     (f) Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, certain facts relating to Hazardous Materials at the Project known by Landlord to exist as of the date of this Lease, as more particularly described in Exhibit C attached hereto. Tenant shall have no liability or responsibility with respect to the Hazardous Materials facts described in Exhibit C, nor with respect to any Hazardous Materials which were not used, generated, stored, treated, released, disposed or transported on- or off-site, by Tenant or Tenant’s agents, employees, contractors, licensees or invitees. Notwithstanding the preceding two sentences, Tenant agrees to notify its agents, employees, contractors, licensees, and invitees of any exposure or potential exposure to Hazardous Materials at the Premises that Landlord brings to Tenant’s attention. Provided such information is accurate, Tenant hereby acknowledges that this disclosure satisfies any obligation of Landlord to Tenant pursuant to California Health & Safety Code Section 25359.7, or any amendment or substitute thereto or any other disclosure obligations of Landlord. Landlord shall take responsibility, at its sole cost and expense, for any govenrmentally-required clean-up, remediation, removal, disposal, neutralization or other treatment of Hazardous Materials conditions described in this Section 5.3(f). The foregoing obligation on the part of Landlord shall include the reasonable costs (including, without limitation, reasonable attorney’s fees) of defending Tenant from and against any legal action or proceeding instituted by any governmental agency in connection with such clean-up, remediation, removal, disposal, neutralization or other treatment of such conditions, provided that Tenant promptly tenders such defense to Landlord. Tenant agrees to notify its agents, employees, contractors, licensees, and invitees of any exposure or potential exposure to Hazardous Materials at the Premises that Landlord brings to Tenant’s attention.

ARTICLE VI. COMMON AREAS; SERVICES

     SECTION 6.1. UTILITIES AND SERVICES. Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for water, gas, electricity, sewer, heat, light, power, telephone, telecommunications service, refuse pickup, janitorial service, interior landscape maintenance and all other utilities, materials and services furnished directly to Tenant or the Premises or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. If any utilities or services are not separately metered or assessed to Tenant, Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services, and Tenant shall pay such amount to Landlord, as an item of additional rent, within twenty (20) days after receipt of Landlord’s statement or invoice therefor. Alternatively, Landlord may elect to include such cost in the definition of Project Costs in which event Tenant shall pay Tenant’s proportionate share of such costs in the manner set forth in Section 4.2. Landlord shall not be liable for damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises, and no such failure or interruption shall be deemed an eviction or entitle Tenant to terminate this Lease or withhold or abate any rent due hereunder. Notwithstanding the foregoing, if as a result of the direct actions of Landlord, its employees, contractors or authorized agents, for more than three (3) consecutive business days following written notice to Landlord there is no HVAC or electricity services to all or a portion of the Premises, or such an interruption of other essential utilities and building services, such as fire protection or water, so that all or a portion of the Premises cannot be used by Tenant, then Tenant’s Basic Rent (or an equitable portion of such Basic Rent to the extent that less than all of the Premises are affected) shall thereafter be abated until the Premises are again usable by Tenant; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes, as for example, bringing in portable air-conditioning equipment, then there shall not be an abatement of Basic Rent. The foregoing provisions shall be Tenant’s sole recourse and remedy in the event of such an interruption of services, and shall not apply in case of the actions of parties other than Landlord, its employees, contractors or authorized agents, or in the case of damage to, or destruction of, the Premises (which shall be governed by the provisions of Article XI of the Lease). Any disputes concerning the foregoing provisions shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.7 of this Lease. Landlord shall at all reasonable times have free access to the Building and Premises to install, maintain, repair, replace or remove all electrical and mechanical installations of Landlord. Tenant acknowledges that the costs incurred by Landlord related to providing above-standard utilities to Tenant, including, without limitation, telephone lines, may be charged to Tenant.

     SECTION 6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate, repair and maintain all Common Areas within the Building and the Project. The term “Common Areas” shall mean all areas within the exterior boundaries of the Building and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space, and all other appurtenant areas and improvements within the Project provided by Landlord for the common use of Landlord and tenants and their respective employees and invitees, including without limitation parking areas and structures, driveways, sidewalks, landscaped and planted areas, hallways and interior stairwells not located within the premises of any tenant, common electrical rooms and roof access entries, common entrances and lobbies, elevators, and restrooms not located within the premises of any tenant.

     SECTION 63. USE OF COMMON AREAS. The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with all reasonable rules and regulations as are prescribed from time to time by Landlord. Landlord shall operate and maintain the Common Areas in the manner Landlord may determine to be appropriate. All costs incurred by Landlord for the maintenance and operation of the Common Areas shall be included in Project Costs except as expressly prohibited by Section 4.2 or to the extent any particular cost incurred is related to or associated with a specific tenant and can be charged to such tenant of the Project. Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy, except as authorized by Landlord’s reasonable rules and regulations. Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant’s operations or use of Premises, including without limitation, planters and furniture. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reason deemed sufficient by Landlord, without liability to Landlord.

Tenant shall have access to the Premises and Common Areas twenty-four (24) hours per day, three hundred sixty five (365) days per year.

     SECTION 6.4. PARKING. Tenant shall be entitled, at no additional cost, to the number of vehicle parking spaces set forth in Item 14 of the Basic Lease Provisions, which spaces shall be unreserved and unassigned, on those portions of the Common Areas designated by Landlord for parking. Landlord shall designate and mark fifteen (15) of such spaces in the front of the Premises as “reserved” for Tenant. Tenant shall not use more parking spaces than such number. All parking spaces shall be used only for parking of vehicles no larger than full size passenger automobiles, sports utility vehicles or pickup trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described above, then Landlord shall have the right, without notice, in addition to such other rights and remedies that Landlord may have, to remove or tow away the vehicle involved and charge the costs to Tenant. Parking within the Common Areas shall be limited to striped parking stalls, and no parking shall be permitted in any driveways, access ways or in any area which would prohibit or impede the free flow of traffic within the Common Areas. There shall be no parking of any vehicles for longer than a forty-eight (48) hour period unless otherwise authorized by Landlord, and vehicles which have been abandoned or parked in violation of the terms hereof may be towed away at the owner’s expense. Nothing contained in this Lease shall be deemed to create liability upon Landlord for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined (i) to be caused by the willful misconduct of Landlord, Landlord’s employees or authorized agents; or (ii) that Landlord had knowledge of the likelihood of such condition, a reasonable opportunity to take reasonable protective measures and failed to do so. Landlord shall have the right to establish, and from time to time amend, and to enforce against all users all reasonable rules and regulations (including the designation of areas for employee parking) that Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of parking within the Common Areas. Landlord shall have the right to construct, maintain and operate lighting facilities within the parking areas; to change the area, level, location and arrangement of the parking areas and improvements therein; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to enforce parking charges (by operation of meters or otherwise); and to do and perform such other acts in and to the parking areas and improvements therein as, in the use of good business judgment, Landlord shall determine to be advisable. Any person using the parking area shall observe all directional signs and arrows and any posted speed limits. In no event shall Tenant interfere with the use and enjoyment of the parking area by other tenants of the Project or their employees or invitees. Parking areas shall be used only for parking vehicles. Washing, waxing, cleaning or servicing of vehicles, or the storage of vehicles for longer than 48-hours, is prohibited unless otherwise authorized by Landlord. Tenant shall be liable for any damage to the parking areas caused by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees, including without limitation damage from excess oil leakage. Tenant shall have no right to install any fixtures, equipment or personal property in the parking areas.

     SECTION 6.5. CHANGES AND ADDITIONS BY LANDLORD. Landlord reserves the right to make alterations or additions to the Building or the Project, or to the attendant fixtures, equipment and Common Areas. Landlord may at any time relocate or remove any of the various buildings, parking areas, and other Common Areas, and may add buildings and areas to the Project from time to time. No change shall entitle Tenant to any abatement of rent or other claim against Landlord, provided that the change does not deprive Tenant of reasonable access to or use of the Premises. Notwithstanding the foregoing, no change by Landlord to the Common Areas shall: (i) materially impair access to and from the Premises from the parking areas, (ii) reduce the number of Tenant’s parking spaces granted under this Lease, or (iii) otherwise unreasonably interfere with Tenant’s access to and use of the Premises, the parking areas and the Common Areas adjacent to the Building in any material manner without Tenant’s prior written consent, which shall not be unreasonably withheld.

ARTICLE VII. MAINTAINING THE PREMISES

     SECTION 7.1. TENANT’S MAINTENANCE AND REPAIR. Tenant at its sole expense shall maintain and make all repairs and replacements necessary to keep the Premises in the condition as existed on the Commencement Date (or on any later date that the improvements may have been installed), excepting ordinary wear and tear, including without limitation all interior glass, doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment installed in the Premises and all Alterations constructed by Tenant pursuant to Section 7.3 below. Notwithstanding the foregoing, Tenant shall have no obligation to repair, maintain or repair the roof, foundations, footings, structural systems, exterior glass, sky lights (including seals), electrical and mechanical systems, plumbing, sewer and other utility lines outside the Premises or within the Building’s slab, landscaping, walkways, fencing, parking areas, exterior lighting, exterior walls all of which shall be the responsibility of Landlord. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices by Tenant. As part of its maintenance obligations hereunder, Tenant shall, at Landlord’s request, provide Landlord with copies of all maintenance schedules, reports and notices prepared by, for or on behalf of Tenant. All repairs and replacements shall be at least equal in quality to the original work, shall be made only by a licensed contractor approved in writing in advance by Landlord and shall be made only at the time or times approved by Landlord. Any contractor utilized by Tenant shall be subject to Landlord’s standard requirements for contractors, as modified from time to time. Landlord may impose reasonable restrictions and requirements with respect to repairs, as provided in Section 7.3, and the provisions of Section 7.4 shall apply to all repairs. Alternatively, Landlord may elect to perform any repair and maintenance of the electrical and mechanical systems and any air conditioning, ventilating or heating equipment serving the Premises and include the cost thereof as part of Tenant’s Share of Operating Expenses. If Tenant fails to properly maintain and/or repair the Premises as herein provided following Landlord’s notice and the expiration of the applicable cure period (or earlier if Landlord determines that such work must be performed prior to such time in order to avoid damage to the Premises or Building or other detriment), then Landlord may elect, but shall have no obligation, to perform any repair or maintenance required hereunder on behalf of Tenant and at Tenant’s expense, and Tenant shall reimburse Landlord upon demand for all reasonable costs incurred upon submission of an invoice.

     SECTION 7.2. LANDLORD’S MAINTENANCE AND REPAIR. Subject to Section 7.1 and Article XI, Landlord shall provide service, maintenance and repair with respect to any air conditioning, ventilating or heating equipment which serves the Premises (exclusive, however, of supplemental HVAC equipment serving only the Premises), and shall maintain in good repair all elements and portions of the roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (including exterior glass), skylights (including seals), and the structural, electrical and mechanical systems, except that Tenant at its expense shall make all repairs which Landlord deems reasonably necessary as a result of the act or negligence of Tenant, its agents, employees, invitees, subtenants or contractors. Landlord shall have the right to employ or designate any reputable person or firm, including any employee or agent of Landlord or any of Landlord’s affiliates or divisions, to perform any service, repair or maintenance function; provided that any employee or affiliate of Landlord shall not charge in excess of the fair market value for such service. Landlord need not make any other improvements or repairs except as specifically required under this Lease, and nothing contained in this Section shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs as provided elsewhere in this Lease. Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset. Tenant further understands that Landlord shall not be required to make any repairs to the roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (excluding exterior glass), or structural, electrical or mechanical systems unless and until Tenant has notified Landlord in writing of the need for such repair and Landlord shall have a reasonable period of time thereafter to commence and complete said repair, if warranted. Except as set forth in Section 4.2, all costs of any maintenance, repairs and replacement on the part of Landlord provided hereunder shall be considered part of Project Costs.

     SECTION 7.3. ALTERATIONS. Except as otherwise provided in this Section, Tenant shall make no alterations, additions, fixtures or improvements (“Alterations”) to the Premises or the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in the event that any requested Alteration would result in a change from Landlord’s building standard materials and specifications for the Project (“Standard Improvements”), Landlord may withhold consent to such Alteration in its sole and absolute discretion. In the event Landlord so consents to a change from the Standard Improvements (such change being referred to as a “Non-Standard Improvement”), Tenant shall be responsible for the cost of replacing such Non-Standard Improvement with the applicable Standard Improvement (“Replacements”) which Replacements shall be completed prior to the Expiration Date or earlier termination of this Lease. A copy of the Standard Improvements are attached hereto as Exhibit F. Landlord shall not unreasonably withhold its consent to any Alterations which cost less than Two Dollar ($2.00) per square foot of the Premises and do not (i) affect the exterior of the Building or outside areas (or be visible from adjoining sites), or (ii) affect or penetrate any of the structural portions of the Building, including but not limited to the roof, or (iii) require any change to the basic floor plan of the Premises (including, without limitation, the adding of any additional “office” square footage) or any change to any structural or mechanical systems of the Premises, or (iv) fail to comply with any applicable governmental requirements or require any governmental permit as a prerequisite to the construction thereof, or (v) result in the Premises requiring building services beyond the level normally provided to other tenants, or (vi) interfere in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment located in or serving the Building, or (vii) diminish the value of the Premises (as determined by Landlord in its reasonable discretion) including, without limitation, using lesser quality materials than those existing in the Premises, or (viii) alter or replace Standard Improvements. Landlord may impose any condition to its consent, including but not limited to a requirement that the installation and/or removal of all Alterations and Replacements be covered by a lien and completion bond satisfactory to Landlord in its sole and absolute discretion and requirements as to the manner and time of performance of such work. Landlord shall in all events, whether or not Landlord’s consent is required, have the right to approve the contractor performing the installation and removal of Alterations and Replacements and Tenant shall not permit any contractor not approved by Landlord to perform any work on the Premises or on the Building. Tenant shall obtain all required permits for the installation and removal of Alterations and Replacements and shall perform the installation and removal of Alterations and Replacements in compliance with all applicable laws, regulations and ordinances, including without limitation the Americans with Disabilities Act, all covenants, conditions and restrictions affecting the Project, and the Rules and Regulations as described in Article XVII. Tenant understands and agrees that Landlord shall be entitled to a supervision fee in the amount of five percent (5%) of the cost of such Alterations either requiring a permit from the City of Milpitas or affecting any mechanical, electrical, plumbing or HVAC systems, facilities or equipment located in or serving the Building. Under no circumstances shall Tenant make any Alterations or Replacements which incorporate any Hazardous Materials, including without limitation asbestos-containing construction materials into the Premises, the Building or the Common Area. If any governmental entity requires, as a condition to any proposed Alterations by Tenant, that improvements be made to the Common Areas, and if Landlord consents to such improvements to the Common Areas (which consent may be withheld in the sole and absolute discretion of Landlord), then Tenant shall, at Tenant’s sole expense, make such required improvements to the Common Areas in such manner, utilizing such materials, and with such contractors, architects and engineers as Landlord may require in its sole and absolute discretion. Any request for Landlord’s consent to any proposed Alterations shall be made in writing and shall contain architectural plans describing the work in detail reasonably satisfactory to Landlord. Landlord may elect to cause its architect to review Tenant’s architectural plans, and the reasonable cost of that review shall be reimbursed by Tenant. Should the work proposed by Tenant and consented to by Landlord modify the basic floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems and standards. Unless Landlord otherwise agrees in writing, all Alterations made or affixed to the Premises, the Building or to the Common Area (excluding moveable trade fixtures and furniture), including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term; except that Landlord may, by notice to Tenant given either prior to or following the expiration or termination of this Lease, require Tenant to remove by the Expiration

Date, or sooner termination date of this Lease, or within ten (10) days following notice to Tenant that such removal is required if notice is given following the Expiration Date or sooner termination, all or any of the Alterations installed either by Tenant or by Landlord at Tenant’s request, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), and to repair any damage to the Premises, the Building or the Common Area arising from that removal and restore the Premises to their condition prior to making such Alterations.

     SECTION 7.4. MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. Upon request by Landlord, Tenant shall promptly (but in no event later than ten (10) business days following such request) cause any such lien to be released by posting a bond in accordance with California Civil Code Section 3143 or any successor statute. In the event that Tenant shall not, within thirty (30) days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All reasonable and actual expenses so incurred by Landlord, including Landlord’s reasonable attorneys’ fees, and any foreseeable consequential or other damages proximately caused by such lien, shall be reimbursed by Tenant upon demand, together with interest from the date of payment by Landlord at the maximum rate permitted by law until paid. Tenant shall give Landlord no less than twenty (20) days’ prior notice in writing before commencing construction of any kind on the Premises or Common Area and shall again notify Landlord that construction has commenced, such notice to be given on the actual date on which construction commences, so that Landlord may post and maintain notices of non-responsibility on the Premises or Common Area, as applicable, which notices Landlord shall have the right to post and which Tenant agrees it shall not disturb. Tenant shall also provide Landlord notice in writing within ten (10) days following the date on which such work is substantially completed. The provisions of this Section shall expressly survive the expiration or sooner termination of this Lease.

     SECTION 7.5. ENTRY AND INSPECTION. Landlord shall at all reasonable times, upon at least twenty-four (24) hours written or oral notice (except in emergencies, when no notice shall be required) have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to have access to install, repair, maintain, replace or remove all electrical and mechanical installations of Landlord and to protect the interests of Landlord in the Premises, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the last one hundred and eighty (180) days of the Term or when an uncured Tenant Event of Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. Landlord shall have the right to use any and all means which Landlord may deem proper to open the doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord shall not under any circumstances be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises.

ARTICLE VII. TAXES AND ASSESSMENTS ON TENANT’S PROPERTY

     Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes and assessments levied against all personal property of Tenant located in the Premises, and, if required by Landlord, against all Non Standard Improvements to the Premises (as defined in Section 7.3) made by Tenant, and against any Alterations (as defined in Section 7.3) made to the Premises or the Building by or on behalf of Tenant. If requested by Landlord, Tenant shall cause its personal property, Non-Standard Improvements and Alterations to be assessed and billed separately from the real property of which the Premises form a part. If any taxes required to be paid by Tenant on Tenant’s personal property, Non-Standard Improvements and/or Alterations are levied against Landlord or Landlord’s property and if Landlord pays the same, or if the assessed value of Landlord’s property is increased by the inclusion of a value placed upon the personal property, Non-Standard Improvements and/or Alterations and if Landlord pays the taxes based upon the increased assessment, Landlord shall have the right to require that Tenant pay to Landlord the taxes so levied against Landlord or the proportion of the taxes resulting from the increase in the assessment. In calculating what portion of any tax bill which is assessed against Landlord separately, or Landlord and Tenant jointly, is attributable to Tenant’s Non-Standard Improvements, Alterations and personal property, Landlord’s reasonable determination shall be conclusive.

ARTICLE IX. ASSIGNMENT AND SUBLETTING

     SECTION 9.1. RIGHTS OF PARTIES.

     (a) Notwithstanding any provision of this Lease to the contrary, and except as to transfers expressly permitted without Landlord’s consent pursuant to Section 9.4, Tenant will not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer all or any part of Tenant’s interest in this Lease or the Premises, or permit the Premises to be occupied by anyone other than Tenant, without Landlord’s prior written consent, which consent shall not unreasonably be withheld in accordance with the provisions of Section 9.1(b). No assignment (whether voluntary, involuntary or by operation of law) and no subletting shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, any such assignment or subletting shall be void and of no force and effect and any such attempted assignment or subletting shall constitute an Event of Default of this Lease. Landlord shall not be deemed to have given its consent to any assignment or subletting by any course of action, including its acceptance of any name for listing in the Building directory, other than written consent. To the extent not prohibited by provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq., (the"Bankruptcy Code”), including Section 365(f)(l), Tenant on behalf of itself and its creditors, administrators and assigns waives the applicability of Section 365(e) of the Bankruptcy Code unless the proposed assignee of the Trustee for the estate of the bankrupt meets Landlord’s standard for consent as set forth in Section 9.1(b) of this Lease. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations to be delivered in connection with the assignment of this Lease (but not in connection with the transfer of ownership of Tenant’s personal property) shall be delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed to have assumed all of the obligations arising under this Lease on and after the date of the assignment, and shall upon demand execute and deliver to Landlord an instrument confirming that assumption.

     (b) If Tenant desires to transfer an interest in this Lease or the Premises, it shall first notify Landlord of its desire and shall submit in writing to Landlord: (i) the name and address of the proposed transferee; (ii) the nature of any proposed transferee’s business to be carried on in the Premises; (iii) the terms and provisions of any proposed sublease, assignment or other transfer, including a copy of the proposed assignment, sublease or transfer form; (iv) evidence that the proposed assignee, subtenant or transferee will comply with the requirements of Exhibit D hereto; (v) a completed Environmental Questionnaire from the proposed assignee, subtenant or transferee; (vi) any other information requested by Landlord and reasonably related to the transfer and (vii) the fee described in Section 9.1(e). Except as provided in Section 9.1 (c), Landlord shall not unreasonably withhold its consent, provided that the parties agree that it shall be reasonable for Landlord to withhold its consent if: (1) the use of the Premises will not be consistent with the provisions of this Lease; (2) the proposed assignee or subtenant has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Materials contaminating a property arising out of the proposed assignee’s or subtenant’s actions or use of the property in question or is subject to any enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material; (3) insurance requirements of the proposed assignee or subtenant may not be brought into conformity with Landlord’s then current leasing practice; (4) a proposed subtenant or assignee has not demonstrated to the reasonable satisfaction of Landlord that it is financially responsible and reasonably able to fulfill the obligations set forth in this Lease as reasonably determined by Landlord after reviewing all available financial statement of such proposed subtenant or assignee for the two-year period preceding the request for Landlord’s consent, and/or a certification signed by the proposed subtenant or assignee that it has not been evicted or been in arrears in rent at any other leased premises for the 3-year period preceding the request for Landlord’s consent; (5) the proposed assignee or subtenant is an existing tenant of the Building or Project or a prospect with whom Landlord is actively negotiating to become a tenant at the Building or Project; or (6) the proposed transfer will impose additional burdens or adverse tax effects on Landlord. Tenant’s exterior signage rights are personal to Tenant and may not be assigned or transferred to any assignee of this Lease or subtenant of the Premises. Notwithstanding the foregoing, Tenant may assign its exterior signage rights in connection with an assignment of this Lease or sublease of the entire Premises that is either consented to by Landlord or a Permitted Transfer (as defined below); provided, however, that Landlord shall have the right of prior approval that such signage continues to comply with the Sign Criteria and the other requirements of Section 5.2 of this Lease, and provided further that any name and/or graphics on such signage do not materially devalue the Project as determined by Landlord in its sole and absolute discretion.

     If Landlord consents to the proposed transfer, Tenant may within ninety (90) days after the date of the consent effect the transfer upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord’s consent as set forth in this Section 9.1. Landlord shall approve or disapprove any requested transfer within fifteen (15) business days following receipt of Tenant’s written request, the information set forth above, and the fee set forth below.

     (c) Notwithstanding the provisions of Section 9.1(b) above, in lieu of consenting to a proposed assignment or subletting, Landlord may elect, within the fifteen (15) business day period permitted for Landlord to approve or disapprove a requested transfer (provided such transfer involves at least substantially all of either the first or second floor of the Premises), to (i) sublease the Premises (or the portion proposed to be subleased), or take an assignment of Tenant’s interest in this Lease, upon substantially the same terms as offered to the proposed subtenant or assignee (excluding terms relating to the purchase of personal property, the use of Tenant’s name or the continuation of Tenant’s business), or (ii) terminate this Lease as to the portion of the Premises proposed to be subleased or assigned with a proportionate abatement in the rent payable under this Lease, effective thirty (30) days’ following written notice by Landlord of its election to so sublease or terminate. Landlord may thereafter, at its option, assign, sublet or re-let any space so sublet, obtained by assignment or obtained by termination to any third party, including without limitation the proposed transferee of Tenant.

     (d) In the event that Landlord approves the requested assignment or subletting, Tenant agrees that fifty percent (50%) of any amounts paid by the assignee or subtenant, however described, in excess of (i) the Basic Rent payable by Tenant hereunder, or in the case of a sublease of a portion of the Premises, in excess of the Basic Rent reasonably allocable to such portion as determined by Landlord, plus (ii) Tenant’s direct out-of-pocket costs which Tenant certifies to Landlord have been paid to provide occupancy related services to such assignee or subtenant of a nature commonly provided by landlords of similar space, shall be the property of Landlord and such amounts shall be payable directly to Landlord by the assignee or subtenant or, at Landlord’s option, by Tenant within ten (10) days of Tenant’s receipt thereof. Landlord shall have the right to review or audit the books and records of Tenant, or have such books and records reviewed or audited by an outside accountant, to confirm any such direct out-of-pocket costs. In the event that such direct out-of-pocket costs claimed by Tenant are overstated by more than five percent (5%), Tenant shall reimburse Landlord for any of Landlord’s costs related to such review or audit. At Landlord’s request, a written agreement shall be entered into by and among Tenant, Landlord and the proposed assignee or subtenant confirming the requirements of this Section 9. l(d).

     (e) Tenant shall pay to Landlord a fee equal to the greater of (i) Landlord’s actual costs related to such assignment, subletting or other transfer or (ii) Five Hundred Dollars ($500.00), to process any request by Tenant for an assignment, subletting or other transfer under this Lease. Tenant shall pay Landlord the sum of Five Hundred Dollars ($500.00) concurrently with Tenant’s request for consent to any assignment, subletting or other transfer, and Landlord shall have no obligation to consider such request unless accompanied by such payment. Tenant shall pay

Landlord upon demand any costs in excess of such payment to the extent Landlord’s actual costs related to such request exceeds $500.00. Such fee is hereby acknowledged as a reasonable amount to reimburse Landlord for its costs of review and evaluation of a proposed transfer.

     SECTION 9.2. EFFECT OF TRANSFER. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay rent and to perform all its other obligations under this Lease. Moreover, Tenant shall indemnify and hold Landlord harmless, as provided in Section 10.3, for any act or omission by an assignee or subtenant. Each assignee, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant’s obligations, under this Lease. No assignment or subletting shall be effective or binding on Landlord unless documentation in form and substance satisfactory to Landlord in its reasonable discretion evidencing the transfer, and in the case of an assignment, the assignee’s assumption of the obligations of Tenant under this Lease, is delivered to Landlord and both the assignee/subtenant and Tenant deliver to Landlord an executed consent to transfer instrument prepared by Landlord and consistent with the requirements of this Article. The acceptance by Landlord of any payment due under this Lease from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer. Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease or as a consent to any subsequent transfer.

     SECTION 9.3. SUBLEASE REQUIREMENTS. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in each sublease:

     (a) Each and every provision contained in this Lease (other than with respect to the payment of rent hereunder) is incorporated by reference into and made a part of such sublease, with “Landlord” hereunder meaning the sublandlord therein and “Tenant” hereunder meaning the subtenant therein.

     (b) Tenant hereby irrevocably assigns to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of the Premises, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until there is an Event of Default by Tenant, Tenant shall have the right to receive and collect the sublease rentals. Landlord shall not, by reason of this assignment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant’s obligations under the sublease. Tenant hereby irrevocably authorizes and directs any subtenant, upon receipt of a written notice from Landlord stating that an uncured Event of Default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord all sums then and thereafter due under the sublease. Tenant agrees that the subtenant may rely on that notice without any duty of further inquiry and notwithstanding any notice or claim by Tenant to the contrary. Tenant shall have no right or claim against the subtenant or Landlord for any rentals so paid to Landlord.

     (c) In the event of the termination of this Lease for any reason, including without limitation as the result of an Event of Default by Tenant or by the mutual agreement of Landlord and Tenant, Landlord may, at its sole option, take over Tenant’s entire interest in any sublease and, upon notice from Landlord, the subtenant shall attorn to Landlord. In no event, however, shall Landlord be liable for any previous act or omission by Tenant under the sublease or for the return of any advance rental payments or deposits under the sublease that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent. The general provisions of this Lease, including without limitation those pertaining to insurance and indemnification, shall be deemed incorporated by reference into the sublease despite the termination of this Lease. In the event Landlord does not elect to take over Tenant’s interest in a sublease in the event of any such termination of this Lease, such sublease shall terminate concurrently with the termination of this Lease and such subtenant shall have no further rights under such sublease and Landlord shall have no obligations to such subtenant.

     SECTION 9.4. CERTAIN TRANSFERS. The following shall be deemed to constitute an assignment of this Lease; (a) other than to a Permitted Transferee, the sale of all or substantially all of Tenant’s assets (other than bulk sales in the ordinary course of business), (b) if Tenant is a privately held corporation, an unincorporated association, a limited liability company or a partnership (i), other than to a Permitted Transferee, the transfer, assignment or hypothecation of any stock or interest in such corporation, association, limited liability company or partnership in the aggregate of fifty percent (50%) (except for public offerings of shares of stock), or (ii) other than a merger with a Permitted Transferee, the merger by Tenant in which the stockholders of Tenant immediately prior to the merger hold less than fifty percent (50%) of the stock of the surviving entity immediately following the merger, or (c) if Tenant’s parent company is a privately held corporation (i) other than to a Permitted Transferee, the transfer, assignment or hypothecation of Tenant’s parent company’s stock in the aggregate in excess of fifty percent (50%) in a single transaction or series of related transactions or (ii) other than a merger with a Permitted Transferee, a merger by Tenant’s parent company in a single transaction or series of related transactions in which the stockholders of Tenant’s parent company hold less than fifty percent (50%) of the stock of the surviving entity immediately following such transaction or series of related transactions. For purposes hereof, a “Permitted Transferee” shall mean: (a) any person(s) or entity who controls, is controlled by or is under common control with Tenant, (b) to any entity resulting from the merger, consolidation or other reorganization with Tenant, whether or not Tenant is the surviving entity or (c) to any person or legal entity which acquires all or substantially all of the assets or stock of Tenant (each of the foregoing is hereinafter referred to as a “Tenant Affiliate”); so long as (i) the net worth of the successor or reorganized entity after such merger is at least equal to the greater of the net worth of Tenant as of the execution of this Lease by Landlord or the net worth of Tenant immediately prior to the date of such merger or reorganization, evidence of which, reasonably satisfactory to Landlord, shall be presented to Landlord prior to such merger or reorganization, (ii) Tenant has provided Landlord, prior to such merger or reorganization, written notice of such merger or reorganization and such assignment documentation, evidence and other information as Landlord may reasonably require to confirm the foregoing and in connection therewith, and

(iii) all of the other terms and requirements Sections 9.2 and 9.3 shall apply with respect to such assignment, (iv) said Permitted Transferee shall assume, in full, the obligations of Tenant under this Lease, and (v) the use of the Premises by the Permitted Transferee shall be as set forth in Section 3 of the Basic Lease Provisions. For purposes of this paragraph, a public or private offering of Tenant debt or equity shall not be deemed an assignment of this Lease and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of anyone, whether through the ownership of voting securities, by contract or otherwise. The bonus rental provisions of Section 9.1 (d) and the recapture provision of Section 9.1 (c) of this Lease shall not apply to an assignment or sublease by Tenant to a Tenant Affiliate.

ARTICLE X. INSURANCE AND INDEMNITY

     SECTION 10.1. TENANT’S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

     SECTION 10.2. LANDLORD’S INSURANCE. Landlord may, at its election, provide any or all of the following types of insurance, with or without deductible and in amounts and coverages as may be determined by Landlord in its sole and absolute discretion: property insurance, subject to standard exclusions, covering the Building and/or Project, and such other risks as Landlord or its mortgagees may from time to time deem appropriate, including coverage for the Tenant Improvements constructed by Landlord pursuant to the Work Letter, and commercial general liability coverage. Landlord shall not be required to carry insurance of any kind on Tenant’s Alterations or on Tenant’s other property, including, without limitation, Tenant’s trade fixtures, furnishings, equipment, signs and all other items of personal property, and Landlord shall not be obligated to repair or replace that property should damage occur. All proceeds of insurance maintained by Landlord upon the Building and/or Project shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs. At Landlord’s option, Landlord may self-insure all or any portion of the risks for which Landlord elects to provide insurance hereunder.

     SECTION 10.3. JOINT INDEMNITY.

     (a) Tenant Indemnity. To the fullest extent permitted by law, Tenant shall defend, indemnify, protect, save and hold harmless Landlord and Master Lessor, and their respective agents, and affiliates of Landlord, including, without limitation, any corporations or other entities controlling, controlled by or under common control with Landlord or Master Lessor, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from Tenant’s use or occupancy of the Premises, the Building or the Common Areas, including, without limitation, the use by Tenant, its agents, employees, invitees or licensees of any recreational facilities within the Common Areas, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, invitees or licensees in or about the Premises, the Building or the Common Areas, or from any Event of Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any act or negligence of Tenant or its agents, employees, visitors, patrons, guests, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section through counsel reasonably satisfactory to Landlord. The provisions of this Section shall expressly survive the expiration or sooner termination of this Lease. Tenant’s obligations under this Section shall not apply in the event that the claim, liability, cost or expense (i) is caused by the willful misconduct of Landlord, Landlord’s employees or authorized agents; or (ii) (1) relates to an obligation of Landlord hereunder; (2) is of the nature that Landlord had knowledge of the condition; (3) a reasonable opportunity to take reasonable curative measures; and (4) failed to do so; or (iii) that is Landlord’s responsibility to indemnify Tenant pursuant to Section 10.4 below.

     (b) Landlord Indemnity. To the fullest extent permitted by law, but subject to the express limitations on liability contained in this Lease (including, without limitation, the provisions of Sections 10.4, 10.5 and 14.8 of this Lease, Landlord shall defend, indemnify, protect, save and hold harmless Tenant, its agents and any and all affiliates of Tenant, including without limitation, any corporations, or other entities controlling, controlled by or under common control with Tenant, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date that occurs in connection with the operation, maintenance and repair of the Common Areas of the Project and (i) is caused by the willful misconduct of Landlord, Landlord’s employees or authorized agents; or (ii) (1) relates to an obligation of Landlord hereunder; (2) is of the nature that Landlord had knowledge of the condition; (3) a reasonable opportunity to take reasonable curative measures; and (4) failed to do so. The provisions of this Subsection 10.3(b) shall expressly survive the expiration or sooner termination of this Lease.

     SECTION 10.4. LANDLORD’S NONLIABILITY. Subject to the express indemnity obligations contained in Section 10.3(b) of this Lease and such other applicable provisions of this Lease, Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord for personal injury or any other loss, cost, damage, injury or liability whatsoever resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building. Notwithstanding any provision of this Lease to the contrary, including, without limitation, the provisions of Section 10.3(b) of this Lease, Landlord shall in no event be liable to Tenant, its employees, agents, and invitees, and Tenant hereby waives all claims against Landlord, for (i) loss or interruption of Tenant’s business or income (including, without limitation, any consequential damages and lost profit or opportunity costs), or (ii) any other loss, cost, damage, injury or liability resulting from, but not limited to, Acts of God (except with respect to restoration obligations pursuant to Article XI below), acts of civil disobedience or insurrection, acts or omissions (criminal or otherwise) of any third parties (other than Landlord’s employees or authorized agents), including without limitation, any other tenants within the Project or their agents, employees, contractors, guests or invitees. Landlord shall have no liability and, except as provided in Sections 11.1 and 12.1 below, there shall be no abatement of rent, by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises. Tenant shall immediately notify Landlord in case of fire or accident in the Premises, the Building or the Project and of defects in any improvements or equipment.

     SECTION 10.5. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other and the other’s agents on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss or damage under any property insurance policies carried of required to be carried by the provisions of this Lease; provided however, that the foregoing waiver shall not apply to the extent of Tenant’s obligations to pay deductibles under any such policies and this Lease. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies contemplated by this Lease, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors, guests or invitees.

ARTICLE XI. DAMAGE OR DESTRUCTION

     SECTION 11.1. RESTORATION.

     (a) If the Premises or the Building or a part thereof are materially damaged by any fire, flood, earthquake or other casualty, Landlord shall have the right to terminate this Lease upon written notice to Tenant if: (i) Landlord reasonably determines that proceeds necessary to pay the full cost of repair is not available from Landlord’s insurance, including without limitation earthquake insurance, plus such additional amounts Tenant elects, at its option, to contribute, excluding however the deductible (for which Tenant shall be responsible for Tenant’s Share); (ii) Landlord reasonably determines that the Premises cannot, with reasonable diligence, be fully repaired by Landlord (or cannot be safely repaired because of the presence of hazardous factors, including without limitation Hazardous Materials, earthquake faults, and other similar dangers) within two hundred seventy (270) days after the date of the damage; (iii) an uncured Event of Default by Tenant has occurred; or (iv) the material damage occurs during the final twelve (12) months of the Term. Landlord shall notify Tenant in writing (“Landlord’s Notice”) within sixty (60) days after the damage occurs as to (A) whether Landlord is terminating this Lease as a result of such material damage and (B) if Landlord is not terminating this Lease, the number of days within which Landlord has estimated that the Premises, with reasonable diligence, are likely to be fully repaired. In the event Landlord elects to terminate this Lease, this Lease shall terminate as of the date specified for termination by Landlord’s Notice (which termination date shall in no event be later than sixty (60) days following the date of the damage, or, if no such date is specified, such termination shall be the date of Landlord’s Notice).

     (b) If Landlord has the right to terminate this Lease pursuant to Section 11.1 (a) and does not elect to so terminate this Lease, and provided that at the time of Landlord’s Notice neither an Event of Default exists nor has Landlord delivered Tenant a notice of any failure by Tenant to fulfill an obligation under this Lease which, unless cured by Tenant within the applicable grace period, would constitute an Event of Default, then within ten (10) days following delivery of Landlord’s Notice pursuant to Section 11.l(a), Tenant may elect to terminate this Lease by written notice to Landlord, but only if (i) Landlord’s Notice specifies that Landlord has determined that the Premises cannot be repaired, with reasonable diligence, within two hundred seventy (270) days after the date of damage or (ii) the casualty has occurred within the final twelve (12) months of the Term and such material damage has a materially adverse impact on Tenant’s continued use of the Premises. If Tenant fails to provide such termination notice within such ten (10) day period, Tenant shall be deemed to have waived any termination right under this Section 11.l(b) or any other applicable law.

     (c) In the event that neither Landlord nor Tenant terminates this Lease pursuant to this Section 11.1 as a result of material damage to the Building or Premises resulting from a casualty, Landlord shall repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Subject to any provision to the contrary in the Work Letter, such repair by Landlord shall include repair of material damage to the Tenant Improvements constructed or paid for by Landlord pursuant to the Work Letter, if any, so long as insurance proceeds from insurance required to be carried by Tenant are made available to Landlord. Landlord shall have the right, but not the obligation, to repair or replace any other leasehold improvements made by Tenant or any Alterations (as defined in Section 7.3) constructed by Tenant. If Landlord elects to repair or replace such leasehold improvements and/or Alterations, all insurance proceeds available for such repair or replacement shall be made available to Landlord. Landlord shall have no liability to Tenant in the event that the Premises or the Building has not been fully repaired within the time period specified by Landlord in Landlord’s Notice to Tenant as described in Section 11.l(a). Notwithstanding the foregoing, the repair of damage to the Premises to the extent such damage is not material shall be governed by Sections 7.1 and 7.2.

     (d) Commencing on the date of such material damage to the Building, and ending on the sooner of the date the damage is repaired or the date this Lease is terminated, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises, as reasonably and in good faith determined by Landlord, but only to the extent business interruption insurance is required of Tenant pursuant to Exhibit D.

     (e) Landlord shall not be required to repair or replace any improvements or fixtures that Tenant is obligated to repair or replace pursuant to Section 7.1 or any other provision of this Lease and Tenant shall continue to be obligated to so repair or replace any such improvements or fixtures, notwithstanding any provisions to the contrary in this Article XI. In addition, but subject to the provisions of Section 10.5, in the event the damage or destruction to the Premises or Building are due in substantial part to the fault or neglect of Tenant or its employees, subtenants, invitees or representatives, the costs of such repairs or replacement to the Premises or Building shall be borne by Tenant in proportion to its responsibility for such damage or destruction, and in addition, Tenant shall not be entitled to terminate this Lease as a result, notwithstanding the provisions of Section 1 l.l(b).

     (f) Tenant shall fully cooperate with Landlord in removing Tenant’s personal property and any debris from the Premises to facilitate all inspections of the Premises and the making of any repairs. Notwithstanding anything to the contrary contained in this Lease, if Landlord in good faith believes there is a risk of injury to persons or damage to property from entry into the Building or Premises following any damage or destruction thereto, Landlord may restrict entry into the Building or the Premises by Tenant, its employees, agents and contractors in a non-discriminatory manner, without being deemed to have violated Tenant’s rights of quiet enjoyment to, or made an unlawful detainer of, or evicted Tenant from, the Premises. Upon request, Landlord shall consult with Tenant to determine if there are safe methods of entry into the Building or the Premises solely in order to allow Tenant to retrieve files, data in computers, and necessary inventory, subject however to all indemnities and waivers of liability from Tenant to Landlord contained in this Lease and any additional indemnities and waivers of liability which Landlord may require.

     SECTION 11.2. LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

ARTICLE XII. EMINENT DOMAIN

     SECTION 12.1. TOTAL OR PARTIAL TAKING. If all or a material portion of the Premises which materially impairs Tenant’s ability to conduct its business in the Premises is taken by any lawful authority by exercise of the right of eminent domain, or sold to prevent a taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to the authority. In the event title to a portion of the Building or Project, whether or not including a portion of the Premises, is taken or sold in lieu of taking, and if Landlord elects to restore the Building in such a way as to alter the Premises materially, either party may terminate this Lease, by written notice to the other party, effective on the date of vesting of title. In the event neither party has elected to terminate this Lease as provided above, then Landlord shall promptly, after receipt of a sufficient condemnation award, proceed to restore the Premises to substantially their condition prior to the taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of the taking and restoration. In the event of a taking, Landlord shall be entitled to the entire amount of the condemnation award without deduction for any estate or interest of Tenant; provided that nothing in this Section shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority.

     SECTION 12.2. TEMPORARY TAKING. No temporary taking of the Premises, Building or Common Area shall terminate this Lease or give Tenant any right to abatement of rent, and any award specifically attributable to a temporary taking of the Premises shall belong entirely to Tenant. A temporary taking shall be deemed to be a taking of the use or occupancy of the Premises for a period of not to exceed thirty (30) days.

     SECTION 12.3. TAKING OF PARKING AREA. In the event there shall be a taking of the parking area such that Landlord can no longer provide sufficient parking to comply with this Lease, Landlord may substitute reasonably equivalent parking in a location within 100 meters of the Building; provided that if Landlord fails to make that substitution within thirty (30) days following the taking and if the taking materially impairs Tenant’s use and enjoyment of the Premises, Tenant may, at its option, terminate this Lease by written notice to Landlord. If this Lease is not so terminated by Tenant, there shall be no abatement of rent and this Lease shall continue in effect.

ARTICLE XII. SUBORDINATION; ESTOPPEL CERTIFICATE; FINANCIALS

     SECTION 13.1. SUBORDINATION. This Lease shall be subordinate to the Master Lease and to all renewals, modifications and extensions thereof. Further, at the option of Landlord or any lender of Landlord’s that obtains a security interest in the Building, this Lease shall be either superior or subordinate to all ground or underlying leases, mortgages and deeds of trust, if any, which may hereafter affect the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding the foregoing, so long as no Event of Default exists under this Lease, Tenant’s possession and quiet enjoyment of the Premises shall not be disturbed and this Lease shall not terminate in the event of termination of the Master Lessor or of any such ground or underlying lease, or the foreclosure of any such mortgage or deed of trust, to which this Lease has been subordinated pursuant to this Section. Tenant shall execute and deliver any commercially reasonable documents or agreements requested by Landlord, Master Lessor or such lessor or lender which provide Tenant with the non-disturbance protections set forth in this Section. In the event of a termination or foreclosure, Tenant shall become a tenant of and attorn to the successor-in-interest to Landlord upon the same terms and conditions as are contained in this Lease, and shall execute any instrument reasonably required by Landlord’s successor for that purpose. Tenant Shall also, upon written request of Landlord, execute and deliver all commercially reasonable instruments as may be required from time to time to subordinate the rights of Tenant under this Lease to any ground or underlying lease or to the lien of any mortgage or deed of trust (provided that such instruments include the nondisturbance and attornment provisions set forth above), or, if requested by Landlord, to subordinate, in whole or in part, any ground CO or underlying lease or the lien of any mortgage or deed of trust to this Lease. Tenant agrees that any purchaser at a foreclosure sale or lender taking title under a deed-in-lieu of foreclosure shall not be responsible for any act or omission of a prior landlord, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, and shall not be liable for the return of the security deposit to the extent it is not actually received by such purchaser or bound by any rent paid for more than the current month in which the foreclosure occurred. Within thirty (30)

days of the execution hereof, as a condition precedent to Tenant’s obligations under this Lease, Landlord shall deliver to Tenant executed and notarized nondisturbance agreements in writing from all lessors under all ground leases or underlying leases and lenders whose debt is secured by all or a portion of the Project, in form and content provided for in the applicable underlying ground lease or financing documents, as applicable, stating that so long as Tenant is not in default under any of the terms, covenants, conditions, or agreements of this Lease, this Lease and all of the terms, provisions, and conditions of this Lease, shall remain in full force and effect, and neither this Lease, nor Tenant’s rights nor Tenant’s possession of the Premises will be disturbed during the Term of this Lease or any extension thereof.

     SECTION 13.2. ESTOPPEL CERTIFICATE.

     (a) Each party shall, at any time upon not less than fifteen (15) business days prior written notice from the other, execute, acknowledge and deliver to the other, in any commercially reasonable form that the other may require, a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as modified, is in full force and effect) and the dates to which the rental, additional rent and other charges have been paid in advance, if any, and (ii) acknowledging that, to such party’s knowledge, there are no uncured defaults on the part of the other party, or specifying each default if any are claimed, and (iii) setting forth all further information that such party or any purchaser or encumbrancer may reasonably require. Tenant’s statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Building or Project.

     (b) Notwithstanding any other rights and remedies of Landlord or Tenant, Landlord’s or Tenant’s failure to deliver any estoppel statement within the provided time shall be conclusive upon Landlord or Tenant, as the case may be, that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured Events of Default in Landlord’s or Tenant’s performance, and (iii) not more than one month’s rental has been paid in advance.

     SECTION 13.3. FINANCIALS.

     Tenant has made available to Landlord prior to the execution of this Lease, the consolidated balance sheet and related consolidated statements of operations, of stockholder’s equity and of cash flows of Tenant and its subsidiaries (“Statements”) for the most recent prior year. In addition to the foregoing Statements, Tenant shall deliver to Landlord within fifteen (15) business days after request, Tenant’s current Statements for the most recent prior year, or, in the event Tenant is a publicly traded corporation on a nationally recognized stock exchange, Tenant’s current financial reports filed with the Securities and Exchange Commission, which Statements shall accurately and completely reflect the financial condition of Tenant. Landlord agrees that it will keep the Statements confidential, except that Landlord shall have the right to deliver the same to any proposed purchaser of the Building or Project, and to any encumbrancer of all or any portion of the Building or Project.

ARTICLE XIV. EVENTS OF DEFAULT AND REMEDIES

     SECTION 14.1. TENANT’S DEFAULTS. In addition to any other breaches of this Lease which are defined as Events of Default in this Lease, the occurrence of any one or more of the following events shall constitute an Event of Default by Tenant:

     (a) The failure by Tenant to make any payment of Basic Rent or additional rent required to be made by Tenant, as and when due, where the failure continues for a period of five (5) days after written notice from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. For purposes of these Events of Default and remedies provisions, the term “additional rent” shall be deemed to include all amounts of any type whatsoever other than Basic Rent to be paid by Tenant pursuant to the terms of this Lease.

     (b) The assignment, sublease, encumbrance or other transfer of this Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, without the prior written consent of Landlord when consent is required by this Lease.

     (c) The discovery by Landlord that any financial statement provided by Tenant, or by any affiliate, successor or guarantor of Tenant, was materially false.

     (d) The failure of Tenant to timely and fully provide any subordination agreement, estoppel certificate or financial statements in accordance with the requirements of Article XIII.

     (e) The abandonment of the Premises by Tenant (provided that Tenant shall not be deemed to have abandoned the Premises if it vacates but continues to timely perform each and every of its obligations under this Lease).

     (f) The failure or inability by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in this Section 14.1, where the failure continues for a period of thirty (30) days after written notice from Landlord to Tenant or such shorter period as is specified in any other provision of this Lease; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. However, if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to have committed an Event of Default if Tenant commences the cure within thirty (30) days, and thereafter diligently pursues the cure to completion.

     (g) (i) The making by Tenant of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a Chapter 7 debtor under the Bankruptcy Code or to have debts discharged or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, if possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where the seizure is not discharged within thirty (30) days; or (v) Tenant’s convening of a meeting of its creditors for the purpose of effecting a moratorium upon or composition of its debts. Landlord shall not be deemed to have knowledge of any event described in this Section 14.1(g) unless notification in writing is received by Landlord, nor shall there be any presumption attributable to Landlord of Tenant’s insolvency. In the event that any provision of this Section 14.l(g) is contrary to applicable law, the provision shall be of no force or effect.

     SECTION 14.2. LANDLORD’S REMEDIES.

     (a) If an Event of Default by Tenant occurs, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

          (i) Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property. Landlord shall also be entitled to recover from Tenant:

               (1) The worth at the time of award of the unpaid Basic Rent and additional rent which had been earned at the time of termination;

               (2) The worth at the time of award of the amount by which the unpaid Basic Rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

               (3) The worth at the time of award of the amount by which the unpaid Basic Rent and additional rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

               (4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s Event of Default, including, but not limited to, the cost of recovering possession of the Premises, refurbishment of the Premises, marketing costs, commissions and other expenses of reletting, including necessary repair, the unamortized portion of any tenant improvements and brokerage commissions funded by Landlord in connection with this Lease, reasonable attorneys’ fees, and any other reasonable costs; and

               (5) At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law. The term “rent” as used in the Lease shall be deemed to mean the Basic Rent, Tenant’s Share of Operating Expenses and any other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease, including, without limitation, any sums that may be owing from Tenant pursuant to Section 4.3 of this Lease. Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the twenty-four (24) month period immediately prior to the Event of Default, except that if it becomes necessary to compute such rental before the twenty-four (24) month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period. As used in Sections 14.2(a)(i) (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of ten percent (10%) per annum. As used in Section 14.2(a)(i)(3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

          (ii) Landlord may elect not to terminate Tenant’s right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due. Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the Landlord’s interests under this Lease, shall not constitute a termination of the Tenant’s right to possession of the Premises. In the event that Landlord elects to avail itself of the remedy provided by this Section 14.2(a)(ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord’s consent as are contained in this Lease.

     (b) Landlord shall be under no obligation to observe or perform any covenant of this Lease on its part to be observed or performed which accrues after the date of any Event of Default by Tenant unless and until the Event of Default is cured by Tenant, it being understood and agreed that the performance by Landlord of its obligations under this Lease are expressly conditioned upon Tenant’s full and timely performance of its obligations under this Lease. The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time.

     (c) No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any breach or Event of Default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or Event of Default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or Event of Default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or Event of Default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant’s estate shall not waive or cure a breach or Event of Default under Section 14.1. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of this Lease or a surrender of the Premises.

     (d) Any agreement for free or abated rent or other charges, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or consideration for Tenant’s entering into this Lease (“Inducement Provisions”) shall be deemed conditioned upon Tenant’s full and faithful performance of the terms, covenants and conditions of this Lease. Upon an Event of Default under this Lease by Tenant, any such Inducement Provisions shall automatically be deemed deleted from this Lease and of no further force or effect and the amount of any rent reduction or abatement or other bonus or consideration already given by Landlord or received by Tenant as an Inducement shall be immediately due and payable by Tenant to Landlord, notwithstanding any subsequent cure of said Event of Default by Tenant. The acceptance by Landlord of rent or the cure of the Event of Default which initiated the operation of this Section 14.1 shall not be deemed a waiver by Landlord of the provisions of this Section 14.2(d).

     SECTION 14.3. LATE PAYMENTS.

     (a) Any payment due to Landlord under this Lease, including without limitation Basic Rent, Tenant’s Share of Operating Expenses or any other payment due to Landlord under this Lease, that is not received by Landlord within five (5) days following the date due shall bear interest at the maximum rate permitted by law from the date due until fully paid. The payment of interest shall not cure any breach or Event of Default by Tenant under this Lease. In addition, Tenant acknowledges that the late payment by Tenant to Landlord of Basic Rent and Tenant’s Share of Operating Expenses will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any Basic Rent or Tenant’s Share of Operating Expenses due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days following the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge, which the Tenant agrees is reasonable, in a sum equal to the greater of five percent (5%) of the amount overdue or Two Hundred Fifty Dollars ($250.00) for each delinquent payment. Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant’s breach or Event of Default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies.

     (b) Should Tenant deliver to Landlord, at any time during the Term, two (2) or more insufficient checks, the Landlord may require that all monies then and thereafter due from Tenant be paid to Landlord by cashier’s check. If any check for any payment to Landlord hereunder is returned by the bank for any reason, such payment shall not be deemed to have been received by Landlord and Tenant shall be responsible for any applicable late charge, interest payment and the charge to Landlord by its bank for such returned check. Nothing in this Section shall be construed to compel Landlord to accept Basic Rent, Tenant’s Share of Operating Expenses or any other payment from Tenant if there exists an Event of Default unless such payment fully cures any and all such Event of Default. Any acceptance of any such payment shall not be deemed to waive any other right of Landlord under this Lease. Any payment by Tenant to Landlord may be applied by Landlord, in its sole and absolute discretion, in any order determined by Landlord to any amounts then due to Landlord.

     SECTION 14.4. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under this Lease shall be performed at Tenant’s sole cost and expense and without any abatement of rent or right of set-off. If Tenant fails to pay any sum of money, other than rent payable to Landlord, or fails to perform any other act on its part to be performed under this Lease, and the failure continues beyond any applicable grace period set forth in Section 14.1, then in addition to any other available remedies, Landlord may, at its election make the payment or perform the other act on Tenant’s part and Tenant hereby grants Landlord the right to enter onto the Premises in order to carry out such performance. Landlord’s election to make the payment or perform the act on Tenant’s part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts nor shall Landlord be responsible to Tenant for any damage caused to Tenant as the result of such performance by Landlord. Tenant shall, promptly upon demand by Landlord, reimburse Landlord for all sums paid by Landlord and all necessary incidental costs, together with interest at the maximum rate permitted by law from the date of the payment by Landlord.

     SECTION 14.5. DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease, and Tenant shall have no rights to take any action against Landlord, unless and until Landlord has failed to perform the obligation within thirty (30) days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion. In the event of Landlord’s default under this Lease, Tenant’s sole remedies shall be to seek constructive eviction from the Premises, seek damages or specific performance from Landlord, provided that any damages shall be limited to Tenant’s actual out-of-pocket expenses and shall in no event include any consequential damages, lost profits or opportunity costs.

     SECTION 14.6. EXPENSES AND LEGAL FEES. All sums reasonably incurred by Landlord in connection with any Event of Default by Tenant under this Lease or holding over of possession by Tenant after the expiration or earlier termination of this Lease, or any action related to a filing for bankruptcy or reorganization by Tenant, including without limitation all costs, expenses and actual accountants, appraisers, attorneys and other professional fees, and any collection agency or other collection charges, shall be due and payable to Landlord on demand, and shall bear interest at the rate of ten percent (10%) per annum. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other costs. The prevailing party for the purpose of this Section shall be determined by the trier of the facts.

     SECTION 14.7. WAIVER OF JURY TRIAL. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. FURTHERMORE, THIS WAIVER AND RELEASE OF ALL RIGHTS TO A JURY TRIAL IS DEEMED TO BE INDEPENDENT OF EACH AND EVERY OTHER PROVISION, COVENANT, AND/OR CONDITION SET FORTH IN THIS LEASE.

     SECTION 14.8. SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers or shareholders of Landlord or its constituent partners. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Project and no action for any deficiency may be sought or obtained by Tenant.

     SECTION 14.9. INTENTIONALLY DELETED.

ARTICLE XV. END OF TERM

     SECTION 15.1. HOLDING OVER. This Lease shall terminate without further notice upon the expiration of the Term, and any holding over by Tenant after the expiration shall not constitute a renewal or extension of this Lease, or give Tenant any rights under this Lease, except when in writing signed by both parties. Any period of time following the Expiration Date or earlier termination of this Lease required for Tenant to remove its property or to place the Premises in the condition required pursuant to Section 15.3 (or for Landlord to do so if Tenant fails to do so) shall be deemed a holding over by Tenant. If Tenant holds over for any period after the Expiration Date (or earlier termination) of the Term without the prior written consent of Landlord, such possession shall constitute a tenancy at sufferance only and an Event of Default under this Lease; such holding over with the prior written consent of Landlord shall constitute a month-to-month tenancy commencing on the first (1st) day following the termination of this Lease and terminating thirty (30) days following delivery of written notice of termination by either Landlord or Tenant to the other. In either of such events, possession shall be subject to all of the terms of this Lease, except that (i) for the first two (2) months of such holdover tenancy, the monthly Basic Rent shall be one hundred fifty percent (150%) of the Basic Rent for the month immediately preceding the date of termination; and (ii) for each month following the period referred to in subsection (i) of this Section, the monthly Basic Rent shall be the greater of (a) one hundred fifty percent (150%) of the Basic Rent for the month immediately preceding the date of termination; and (b) the then current scheduled Basic Rent for the most recently leased comparable space in the Project. The acceptance by Landlord of monthly holdover rental in a lesser amount shall not constitute a waiver of Landlord’s right to recover the full amount due for any holdover by Tenant, unless otherwise agreed in writing by Landlord. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

     SECTION 15.2. MERGER ON TERMINATION. The voluntary or other surrender of this Lease by Tenant, or a mutual termination of this Lease, shall terminate any or all existing subleases unless Landlord, at its option, elects in writing to treat the surrender or termination as an assignment to it of any or all subleases affecting the Premises.

     SECTION 15.3. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Subject to the provisions of 7.3 of this Lease, upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all personal property and debris, except for any items that Landlord may by written authorization allow to remain. Tenant shall repair all damage to the Premises resulting from the removal, which repair shall include the patching and filling of holes and repair of structural damage, provided that Landlord may instead elect to repair any structural damage at Tenant’s expense. If Tenant shall fail to comply with the provisions of this Section, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant upon demand. If Tenant fails to remove Tenant’s personal property from the Premises upon the expiration of the Term, Landlord may remove, store, dispose of and/or retain such personal property, at Landlord’s option, in accordance with then applicable laws, all at the expense of Tenant. If requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an instrument in writing releasing and quitclaiming to Landlord all right, title and interest of Tenant in the Premises.

ARTICLE XVI. PAYMENTS AND NOTICES

     All sums payable by Tenant to Landlord shall be deemed to be rent under this Lease and shall be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, as for example in the payment of Basic Rent and the Tenant’s Share of Operating Costs pursuant to Sections 4.1 and 4.2, all payments shall be due and payable within five (5) days after demand. All payments requiring proration shall be prorated on the basis of a thirty (30) day month and a three hundred sixty (360) day year. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered in person or by courier or overnight delivery service to the other party, or may be deposited in the United States mail, duly registered or certified, postage prepaid, return receipt requested, and addressed to the other party at the address set forth in Item 12 of the Basic Lease Provisions, or if to Tenant, at that address or, from and after the Commencement Date, at the Premises (whether or not Tenant has departed from, abandoned or vacated the Premises). Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. If any notice or other document is sent by mail, it shall be deemed served or delivered seventy-two (72) hours after mailing. If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them shall be deemed as service upon all of them.

ARTICLE XVII. RULES AND REGULATIONS

     Tenant agrees to observe faithfully and comply strictly with the Rules and Regulations, attached as Exhibit E. and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order, or cleanliness of the Premises, Building, Project and Common Areas provided that such additional rules and regulations do not materially decrease Tenant’s rights under this lease or materially increase Tenant’s obligations under this Lease. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease by any other tenant or such tenant’s agents, employees, contractors, guests or invitees. One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other. Tenant’s failure to keep and observe the Rules and Regulations shall constitute a breach of this Lease. In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling.

ARTICLE XVII. BROKER’S COMMISSION

     The parties recognize as the broker(s) who negotiated this Lease the firm(s), if any, whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Lease. Tenant warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant in connection with the negotiation of this Lease. The foregoing agreement shall survive the termination of this Lease. If Tenant fails to take possession of the Premises or if this Lease otherwise terminates prior to the Expiration Date as the result of failure of performance by Tenant, Landlord shall be entitled to recover from Tenant the unamortized portion of any brokerage commission funded by Landlord in addition to any other damages to which Landlord may be entitled.

ARTICLE XIX. TRANSFER OF LANDLORD’S INTEREST

     In the event of any transfer of Landlord’s interest in the Premises, the transferor shall be automatically relieved of all further obligations on the part of Landlord (but shall not be relieved of any obligations or liabilities arising during its ownership of such interest in the Premises), and the transferor shall be relieved of any obligation to pay any funds in which Tenant has an interest to the extent that such funds have been turned over, subject to that interest, to the transferee and Tenant is notified of the transfer as required by law. No beneficiary of a deed of trust to which this Lease is or may be subordinate, and no landlord under a so-called sale-leaseback, shall be responsible in connection with the Security Deposit, unless the mortgagee or beneficiary under the deed of trust or the landlord actually receives the Security Deposit. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership.

ARTICLE XX. INTERPRETATION

     SECTION 20.1. GENDER AND NUMBER, Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular, and words used in neuter, masculine or feminine genders shall include the others.

     SECTION 20.2. HEADINGS. The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.

     SECTION 20.3. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

     SECTION 20.4. SUCCESSORS. Subject to Articles IX and XIX, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section is intended, or shall be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

     SECTION 20.5. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease.

     SECTION 20.6. CONTROLLING LAW/VENUE. This Lease shall be governed by and interpreted in accordance with the laws of the State of California. Any litigation commenced concerning any matters whatsoever arising out of or in any way connected to this Lease shall be initiated in the Superior Court of the county in which the Project is located.

     SECTION 20.7. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     SECTION 20.8. WAIVER AND CUMULATIVE REMEDIES. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No breach by Tenant of this Lease shall be deemed to have been waived by Landlord unless the waiver is in a writing signed by Landlord. The rights and remedies of Landlord under this Lease shall be cumulative and in addition to any and all other rights and remedies which Landlord may have.

     SECTION 20.9. INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, other than financial inability, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of rent or from the timely performance of any other obligation under this Lease within Tenant’s reasonable control.

     SECTION 20.10. ENTIRE AGREEMENT. This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, the Building, and the Project, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect. Tenant waives its rights to rely on any representations or promises made by Landlord or others which are not contained in this Lease. No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.

     SECTION 20.11. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

     SECTION 20.12. SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

     SECTION 20.13. INTERPRETATION. This Lease shall not be construed in favor of or against either party, but shall be construed as if both parties prepared this Lease.

ARTICLE XXI. EXECUTION AND RECORDING

     SECTION 21.1. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement

     SECTION 21.2. CORPORATE, LIMITED LIABILITY COMPANY AND PARTNERSHIP AUTHORITY. The parties hereto represent and warrant that they are duly authorized to execute and deliver this Lease, and that this Lease is binding in accordance with its terms. If this Lease is not signed by two officers as provided in California Corporations Code Section 313, Tenant shall, at Landlord’s request, deliver a certified copy of its board of directors’ resolution, operating agreement or partnership agreement or certificate authorizing or evidencing the execution of this Lease.

     SECTION 21.3. EXECUTION OF LEASE; NO OPTION OR OFFER.  The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.

     SECTION 21.4. RECORDING.  Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

     SECTION 21.5. AMENDMENTS.  No amendment or termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.

     SECTION 21.6. EXECUTED COPY.  Any fully executed photocopy or similar reproduction of this Lease shall be deemed an original for all purposes.

     SECTION 21.7. ATTACHMENTS.  All exhibits, amendments, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease.

ARTICLE XXII. MISCELLANEOUS

     SECTION 22.1. NONDISCLOSURE OF LEASE TERMS.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose, by public filings or otherwise, the terms and conditions of this Lease (“Confidential Information”) to any third party, either directly or indirectly, without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion. The foregoing restriction shall not apply if either: (i) Tenant is required to disclose the Confidential Information in response to a subpoena or other regulatory, administrative or court order, (ii) independent legal counsel to Tenant advises Tenant is required to disclose the Confidential Information to, or file a copy of this Lease with, any governmental agency or any stock exchange; provided however, that in such event, Tenant shall, before making any such disclosure (A) provide Landlord with prompt written notice of such required disclosure, (B) at Tenant’s sole cost, take all reasonable legally available steps to resist or narrow such requirement, including without limitation preparing and filing a request for confidential treatment of the Confidential Information and (C) if disclosure of the Confidential Information is required by subpoena or other regulatory, administrative or court order, Tenant shall provide Landlord with as much advance notice of the possibility of such disclosure as practical so that Landlord may attempt to stop such disclosure or obtain an order concerning such disclosure. The form and content of a request by Tenant for confidential treatment of the Confidential Information shall be provided to Landlord at least five (5) business days before its submission to the applicable governmental agency or stock exchange and is subject to the reasonable prior written approval of Landlord. In addition, Tenant may disclose the terms of this Lease to prospective assignees of this Lease and prospective subtenants under this Lease with whom Tenant is actively negotiating such an assignment or sublease.

     SECTION 22.2. INTENTIONALLY DELETED.

     SECTION 22.3. CHANGES REQUESTED BY LENDER.  If, in connection with obtaining financing for the Project, the lender shall request reasonable modifications in this Lease as a condition to the financing, Tenant will not unreasonably withhold or delay its consent, provided that the modifications do not materially increase the obligations or decrease the rights of Tenant or materially and adversely affect the leasehold interest created by this Lease.

     SECTION 22.4. MORTGAGEE PROTECTION.  No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Building whose address has been furnished to Tenant by written notice and (b) such beneficiary is afforded a reasonable opportunity to cure the default by Landlord (which in no event shall be less than sixty (60) days), including, if necessary to effect the cure, time to obtain possession of the Building by power of sale or judicial foreclosure provided that such foreclosure remedy is diligently pursued. Tenant agrees that each beneficiary of a deed of trust or mortgage covering the Building is an express third party beneficiary hereof, Tenant shall have no right or claim for the collection of any deposit from such beneficiary or from any purchaser at a foreclosure sale unless such beneficiary or purchaser shall have actually received and not refunded the deposit, and Tenant shall comply with any written directions by any beneficiary to pay rent due hereunder directly to such beneficiary without determining whether a default exists under such beneficiary’s deed of trust.

     SECTION 22.5. COVENANTS AND CONDITIONS.  All of the provisions of this Lease shall be construed to be conditions as well as covenants as though the words specifically expressing or imparting covenants and conditions were used in each separate provision.

     SECTION 22.6. SECURITY MEASURES. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project. Tenant assumes all responsibility for the protection of Tenant, its employees, agents, invitees and property from acts of third parties. Nothing herein contained shall prevent Landlord, at its sole option, from providing security protection for the Project or any part thereof, in which event the cost thereof shall be included within the definition of Project Costs.

LANDLORD:		TENANT:

THE IRVINE COMPANY		ENGENIO INFORMATION TECHNOLOGIES, INC.
a Delaware corporation		a Delaware corporation

By:	/s/ Steven Case	By:	/s/ Thomas Georgens

	Steven Case		Name (Print): Thomas Georgens
	Senior Vice President, Office Properties		Title (Print): President And Chief Executive Officer

By:	/s/ Steven E. Claton	By:	/s/ David E. Sanders

	Steven E. Claton, Vice President		Name: David E. Sanders
	Operations, Office Properties		Title: Vice President General Councel

EXHIBIT A

DESCRIPTION OF PREMISES

1

EXHIBIT A

DESCRIPTION OF PREMISES

1

EXHIBIT B

THE IRVINE COMPANY — INVESTMENT PROPERTIES GROUP

HAZARDOUS MATERIAL SURVEY FORM

     The purpose of this form is to obtain information regarding the use of hazardous substances on Investment Properties Group (“IPG”) property. Prospective tenants and contractors should answer the questions in light of their proposed activities on the premises. Existing tenants and contractors should answer the questions as they relate to ongoing activities on the premises and should update any information previously submitted.

     If additional space is needed to answer the questions, you may attach separate sheets of paper to this form. When completed, the form should be sent to the following address:

THE IRVINE COMPANY MANAGEMENT OFFICE
8105 Irvine Center Drive, Suite 350
Irvine, CA 92618

     Your cooperation in this matter is appreciated. If you have any questions, please call your property manager at (949) 720-4400 for assistance.

1.	GENERAL INFORMATION.

Name of Responding Company:
Check all that apply: Tenant ( ) Contractor ( ) Prospective ( ) Existing ( )

Mailing Address: Contact person & Title: Telephone Number: ( )

Current TIC Tenant(s):

Address of Lease Premises:

Length of Lease or Contract Term:

Prospective TIC Tenant(s):

Address of Leased Premises:

Address of Current Operations:

Describe the proposed operations to take place on the property, including principal products manufactured or services to be conducted. Existing tenants and contractors should describe any proposed changes to ongoing operations.

2.	HAZARDOUS MATERIALS. For the purposes of this Survey Form, the term “hazardous material” means any raw material, product or agent considered hazardous under any state or federal law. The term does not include wastes which are intended to be discarded.

2.1	Will any hazardous materials be used or stored on site?

Chemical Products	Yes	( )	No	( )
Biological Hazards/
Infectious Wastes	Yes	( )	No	( )
Radioactive Materials	Yes	( )	No	( )
Petroleum Products	Yes	( )	No	( )

1

2.2	List any hazardous materials to be used or stored, the quantities that will be on-site at any given time, and the location and method of storage (e.g., bottles in storage closet on the premises).

Location and Method
Hazardous Materials	of Storage	Quantity
;	;	;
;	;	;
;	;	;
;	;	;

2.3	Is any underground storage of hazardous materials proposed or currently conducted on the premises? Yes ( ) No ( )

If yes, describe the materials to be stored, and the size and construction of the tank. Attach copies of any permits obtained for the underground storage of such substances.

3.	HAZARDOUS WASTE. For the purposes of this Survey Form, the term “hazardous waste” means any waste (including biological, infectious or radioactive waste) considered hazardous under any state or federal law, and which is intended to be discarded.

3.1	List any hazardous waste generated or to be generated on the premises, and indicate the quantity generated on a monthly basis.

Location and Method
Hazardous Materials	of Storage	Quantity

;	;	;
;	;	;
;	;	;
;	;	;

3.2	Describe the method(s) of disposal (including recycling) for each waste. Indicate where and how often disposal will take place.

Location and Method
Hazardous Materials	of Storage	Quantity

;	;	;
;	;	;
;	;	;
;	;	;

3.3	Is any treatment or processing of hazardous, infectious or radioactive wastes currently conducted or proposed to be conducted on the premise? Yes( ) No ( )

If yes, please describe any existing or proposed treatment methods.

3.4	Attach copies of any hazardous waste permits or licenses issued to your company with respect to its operations on the premises.

2

4.	SPILLS

4.1 During the past year, have any spills or releases of hazardous materials occurred on the premises?       Yes      (   )      No      (   )

     If so, please describe the spill and attach the results of any testing conducted to determine the extent of such spills.

4.2	Were any agencies notified in connection with such spills? Yes ( ) No ( )

     If so, attach copies of any spill reports or other correspondence with regulatory agencies.

4.3	Were any clean-up actions undertaken in connection with the spills? Yes ( ) No ( )

     If so, briefly describe the actions taken. Attach copies of any clearance letters obtained from any regulatory agencies involved and the results of any final soil or groundwater sampling done upon completion of the clean-up work.

5.	WASTEWATER TREATMENT/DISCHARGE

5.1	Do you discharge industrial wastewater to:

; storm drain?	; sewer?
; surface water?	; no industrial discharge

5.2	Is your industrial wastewater treated before discharge? Yes ( ) No ( )

If yes, describe the type of treatment conducted.

5.3 Attach copies of any wastewater discharge permits issued to your company with respect to its operations on the premises.

6.	AIR DISCHARGES.

6.1	Do you have any air filtration systems or stacks that discharge into the air? Yes ( ) No ( )

6.2	Do you operate any equipment that require air emissions permits? Yes ( ) No ( )

6.3	Attach copies of any air discharge permits pertaining to these operations.

7.	HAZARDOUS MATERIALS DISCLOSURES.

7.1 Does your company handle an aggregate of at least 500 pounds, 55 gallons or 200 cubic feet of hazardous material at any given time?      Yes       (   )      No      (   )

7.2 Has your company prepared a Hazardous Materials Disclosure — Chemical Inventory and Business Emergency Plan or similar disclosure document pursuant to state or county requirements?      Yes       (   )     No      (   )

           If so, attach a copy.

3

7.3	Are any of the chemicals used in your operations regulated under Proposition 65?

If so, describe the procedures followed to comply with these requirements.

7.4 Is your company subject to OSHA Hazard Communication Standard Requirements? Yes (   ) No (   )

               If so, describe the procedures followed to comply with these requirements.

8.	ANIMAL TESTING.

8.1 Does your company bring or intend to bring live animals onto the premises for research or development purposes Yes (   ) No (   )

               If so, describe the activity.

8.2 Does your company bring or intend to bring animal body parts or bodily fluids onto the premises for research or development purposes? Yes (   ) No (   )

               If so, describe the activity.

9.	ENFORCEMENT ACTIONS, COMPLAINTS.

9.1 Has your company ever been subject to any agency enforcement actions, administrative orders, lawsuits, or consent orders/decrees regarding environmental compliance or health and safety? Yes (   ) No (   )

               If so, describe the actions and any continuing obligations imposed as a result of these actions.

9.2 Has your company ever received any request for information, notice of violation or demand letter, complaint, or inquiry regarding environmental compliance or health and safety? Yes (   ) No (  )

9.3 Has an environmental audit ever been conducted which concerned operations or activities on premises occupied by you? Yes (   ) No (   )

4

9.4 If you answered “yes” to any questions in this section, describe the environmental action or complaint and any continuing compliance obligation imposed as a result of the same.

By:	;
Name:
Title:
Date:

5

EXHIBIT C

LANDLORD’S DISCLOSURES

McCarthy Center

Tenant acknowledges the following disclosures by Landlord with respect to Hazardous Materials at the Premises. Tenant agrees to comply with the precautionary requirements and other provisions, set forth below, that are associated with these Hazardous Materials.

None.

EXHIBIT D

TENANT’S INSURANCE

     The following requirements for Tenant’s insurance shall be in effect at the Building, and Tenant shall also cause any subtenant to comply with these requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these insurance requirements. Tenant agrees to obtain and present evidence to Landlord that it has fully complied with the insurance requirements.

     1. Tenant shall, at its sole cost and expense, commencing on the date Tenant is given access to the Premises for any purpose and during the entire Term, procure, pay for and keep in full force and effect: (i) commercial general liability insurance with respect to the Premises and the operations of or on behalf of Tenant in, on or about the Premises, including but not limited to coverage for personal injury, independent contractors, broad form property damage, fire and water legal liability, products liability (if a product is sold from the Premises), and liquor law liability (if alcoholic beverages are sold, served or consumed within the Premises), which policy(ies) shall be written on an “occurrence” basis and for not less than the amount set forth in Item 13 of the Basic Lease Provisions, with a combined single limit (with a $50,000 minimum limit on fire legal liability) per occurrence for bodily injury, death, and property damage liability, or the current limit of liability carried by Tenant, whichever is greater, and subject to such increases in amounts as Landlord may determine from time to time; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance of at least One Million Dollars ($1,000,000.00); (iii) with respect to Alterations and the like required or permitted to be made by Tenant under this Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring Tenant’s Alterations, trade fixtures, furnishings, equipment and items of personal property of Tenant located in the Premises, in an amount equal to not less than ninety percent (90%) of their actual replacement cost (with replacement cost endorsement); and (v) business interruption insurance in amounts satisfactory to cover one (1) year of loss. In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

     2. In the event Landlord consents to Tenant’s use, generation or storage of Hazardous Materials on, under or about the Premises pursuant to Section 5.3 of this Lease, Landlord shall have the continuing right to require Tenant, at Tenant’s sole cost and expense (provided the same is available for purchase upon commercially reasonable terms), to purchase insurance specified and approved by Landlord, with coverage not less than Five Million Dollars ($5,000,000.00), insuring (i) any Hazardous Materials shall be removed from the Premises, (ii) the Premises shall be restored to a clean, healthy, safe and sanitary condition, and (iii) any liability of Tenant, Landlord and Landlord’s officers, directors, shareholders, agents, employees and representatives, arising from such Hazardous Materials.

     3. All policies of insurance required to be carried by Tenant pursuant to this Exhibit D containing a deductible exceeding One Million Dollars ($1,000,000.00) per occurrence must be approved in writing by Landlord prior to the issuance of such policy. Tenant shall be solely responsible for the payment of all deductibles.

     4. All policies of insurance required to be carried by Tenant pursuant to this Exhibit D shall be written by responsible insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit D and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage shall also be delivered to Landlord not less than ten (10) days prior to the expiration of the coverage. Landlord may at any time, and from time to time, inspect any and all insurance policies required by this Lease.

     5. Each policy evidencing insurance required to be carried by Tenant pursuant to this Exhibit D shall contain the following provisions and/or clauses satisfactory to Landlord: (i) with respect to Tenant’s commercial general liability insurance, a provision that the policy and the coverage provided shall be primary and that any coverage carried by Landlord shall be noncontributory with respect to any policies carried by Tenant, together with a provision including Landlord, the Additional Insureds identified in Item 11 of the Basic Lease Provisions, and any other parties in interest designated by Landlord, as additional insureds; (ii) except with respect to Tenant’s commercial general liability insurance, a waiver by the insurer of any right to subrogation against Landlord, its agents, employees, contractors and representatives which arises or might arise by reason of any payment under the policy or by reason of any act or omission of Landlord, its agents, employees, contractors or representatives; and (iii) a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Landlord thirty (30) days prior written notice.

     6. In the event that Tenant fails to procure, maintain and/or pay for, at the times and for the durations specified to this Exhibit D, any insurance required by this Exhibit D, or fails to carry insurance required by any governmental authority, Landlord may at its election procure that insurance and pay the premiums, in which event Tenant shall repay Landlord all sums paid by Landlord, together with interest at the maximum rate permitted by law and any related costs or expenses incurred by Landlord, within ten (10) days following Landlord’s written demand to Tenant.

1

     NOTICE TO TENANT: IN ACCORDANCE WITH THE TERMS OF THIS LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

2

EXHIBIT E

RULES AND REGULATIONS

     This Exhibit sets forth the rules and regulations governing Tenant’s use of the Premises leased to Tenant pursuant to the terms, covenants and conditions of the Lease to which this Exhibit is attached and therein made part thereof. In the event of any conflict or inconsistency between this Exhibit and the Lease, the Lease shall control.

     1. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall, which may appear unsightly from outside the Premises.

     2. The walls, walkways, sidewalks, entrance passages, elevators, stairwells, courts and vestibules shall not be obstructed or used for any purpose other than ingress and egress of pedestrian travel to and from the Premises, and shall not be used for smoking, loitering or gathering, or to display, store or place any merchandise, equipment or devices, or for any other purpose. The walkways, sidewalks, entrance passageways, courts, vestibules and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of the Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities. Smoking is permitted outside the building and within the project only in areas designated by Landlord. No tenant or employee or invitee or agent of any tenant shall be permitted upon the roof of the Building without prior written approval from Landlord.

     3. No awnings or other projection shall be attached to the outside walls of the Building. No security bars or gates, curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the express written consent of Landlord.

     4. Tenant shall not mark, nail, paint, drill into, or in any way deface any part of the Premises or the Building except to affix standard pictures or other wall hangings on the interior walls of the premises so long as they are not visible from the exterior of the building. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord in writing which approval shall not be unreasonably withheld, conditioned or delayed. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

     5. The toilet rooms, urinals, wash bowls and other plumbing apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event shall plastic tubing be used for that purpose. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, caused it.

     6. Landlord shall direct electricians as to the manner and location of any future telephone wiring. No boring or cutting for wires will be allowed without the prior consent of Landlord which approval shall not be unreasonably withheld, conditioned or delayed. The locations of the telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord which approval shall not be unreasonably withheld, conditioned or delayed.

     7. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. No exterior storage shall be allowed at any time without the prior written approval of Landlord. The Premises shall not be used for cooking (except for the type of cooking normally conducted in similar office projects) or washing clothes without the prior written consent of Landlord, or for lodging or sleeping or for any immoral or illegal purposes.

     8. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, noise, or otherwise. Tenant shall not use, keep or permit to be used, or kept, any foul or obnoxious gas or substance in the Premises or permit or suffer the Premises to be used or occupied in any manner offensive or objectionable to Landlord or other occupants of this or neighboring buildings or premises by reason of any odors, fumes or gases.

     9. No animals, except for seeing eye dogs, shall be permitted at any time within the Premises.

     10. Tenant shall not use the name of the Building or the Project in connection with or in promoting or advertising the business of Tenant, except as Tenant’s address, without the written consent of Landlord. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability for its intended uses, and upon written notice from Landlord any Tenant shall refrain from or discontinue such advertising.

     11. Canvassing, soliciting, peddling, parading, picketing, demonstrating or otherwise engaging in any conduct that unreasonably impairs the value or use of the Premises or the Project are prohibited and each Tenant shall cooperate to prevent the same. Landlord shall have full and absolute authority to regulate or prohibit the

1

entrance to the Premises of any vendor, supplier, purveyor, petitioner, proselytizer or other similar person if, in the good faith judgment of Landlord, such person will be involved in general solicitation activities, or the proselytizing, petitioning, or disturbance of other tenants or their customers or invitees, or engaged or likely to engage in conduct which may in Landlord’s opinion distract from the use of the Premises for its intended purpose. Notwithstanding the foregoing, Landlord reserves the absolute right and discretion to limit or prevent access to the Buildings by any food or beverage vendor, whether or not invited by Tenant, and Landlord may condition such access upon (he vendor’s execution of an entry permit agreement which may contain provisions for insurance coverage and/or the payment of a fee to Landlord.

     12. No equipment of any type shall be placed on the Premises which in Landlord’s reasonable opinion exceeds the load limits of the floor or otherwise threatens the soundness of the structure or improvements of the Building.

     13. Regular building hours of operation are from 6:00 AM to 6:00 PM Monday through Friday and 9:00 AM to 1:00 PM on Saturday. No air conditioning unit or other similar apparatus shall be installed or used by any Tenant without the prior written consent of Landlord which approval shall not be unreasonably withheld, conditioned or delayed.

     14. The entire Premises, including vestibules, entrances, doors, fixtures, interior windows and plate glass, shall at all times be maintained in a safe, neat and clean condition by Tenant. All trash, refuse and waste materials shall be regularly removed from the Premises by Tenant and placed in the containers at the locations designated by Landlord for refuse collection. All cardboard boxes must be “broken down” prior to being placed in the trash container. All styrofoam chips must be bagged or otherwise contained prior to placement in the trash container, so as not to constitute a nuisance. Pallets must be immediately disposed of by tenant and may not be disposed of in the Landlord provided trash container or enclosures. Pallets may be neatly stacked in an exterior location on a temporary basis (no longer than 5 days) so long as Landlord has provided prior written approval. The burning of trash, refuse or waste materials is prohibited.

     15. Tenant shall use at Tenant’s cost such pest extermination contractor as Landlord may direct and at such intervals as Landlord may reasonably require.

     16. All keys for the Premises shall be provided to Tenant by Landlord and Tenant shall return to Landlord any of such keys so provided upon the termination of the Lease. Tenant shall not change locks or install other locks on doors of the Premises, without the prior written consent of Landlord. In the event of loss of any keys furnished by Landlord for Tenant, Tenant shall pay to Landlord the costs thereof. Upon the termination of its tenancy, Tenant shall deliver to Landlord all the keys to lobby(s), suite(s) and telephone & electrical room(s) which have been furnished to Tenant or which Tenant shall have had made.

     17. No person shall enter or remain within the Project while intoxicated or under the influence of liquor or drugs. Landlord shall have the right to exclude or expel from the Project any person who, in the absolute discretion of Landlord, is under the influence of liquor or drugs.

     18. The moving of large or heavy objects shall occur only between the persons employed to move those objects in or out of the Building must be reasonably acceptable to Landlord. Without limiting the generality of the foregoing, no freight, furniture or bulky matter of any description shall be received into or moved out of the lobby of the Building or carried in the elevator.

     19. Tenant shall not install equipment, such as but not limited to electronic tabulating or computer equipment, requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written consent of Landlord which approval shall not be unreasonably withheld, conditioned or delayed.

     20. Landlord may from time to time grant other tenants of the project individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

     21. Landlord reserves the right to amend or supplement the foregoing Rules and Regulations and to adopt and promulgate additional rules and regulations applicable to the Premises provided such amendment or supplements do not materially increase Tenant’s obligations or decrease Tenant’s rights under this Lease. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to the Tenant.

2

EXHIBIT X

WORK LETTER
(Tenant Buildout with Landlord’s Contribution)

1.	TENANT IMPROVEMENTS. The tenant improvement work (“Tenant Improvements”) shall consist of the work required to complete certain improvements to the Premises pursuant to approved ” Working Drawings and Specifications” (as defined below). Tenant shall employ Gensler & Associates (the “Architect”) for preparation of the Preliminary Plan and Working Drawings and Specifications (as hereinafter defined), and shall cause the Architect to inspect the Premises to become acquainted with all existing conditions. Tenant shall contract with San Jose Construction Co., Inc. (the ‘TI Contractor”) , to construct the Tenant Improvements at Tenant’s sole cost and expense, subject to Article II below. The Tenant Improvements work shall be undertaken and prosecuted in accordance with the following requirements:

a.	Tenant and Landlord have approved both (i) a detailed space plan for the Premises, prepared by the Architect, a copy of which is attached hereto as Exhibit X-1 (“Preliminary Plan”), and (ii) an estimate, itemized by discipline, materials and labor, of the cost to complete the Tenant Improvements in accordance with the Preliminary Plan (“Preliminary Cost Estimate”), which Preliminary Cost Estimate is attached hereto as Exhibit X-2. Within three (3)days after the date of this Work Letter, Tenant shall cause the Architect to prepare working drawings and specifications based on the approved Preliminary Plan (the “Working Drawings and Specifications”), and any change proposed by Tenant to the approved Working Drawings and Specifications (“Change”). Within three (3) business days following its submission to Landlord, Landlord shall approve (by signing a copy thereof) or shall disapprove the Working Drawings and Specifications and/or the Change. If Landlord disapproves the Working Drawings and Specifications or Change as a result of a failure of the foregoing to comply with the Preliminary Plan, Landlord shall specify in detail the reasons for disapproval and Tenant shall cause the Architect to modify Ihe Working Drawings and Specifications or Change to incorporate Landlord’s suggested revisions in a mutually satisfactory manner. Tenant agrees and acknowledges that Landlord will not check the Preliminary Plan, the Working Drawings and Specifications and/or any Change for building code compliance (or other federal, state or local law, ordinance or regulations compliance), and that Tenant and its Architect shall be solely responsible for such matters.

b.	It is understood that except as provided below, the Tenant Improvements shall only include actual improvements to the Premises set forth in the Preliminary Plan or the approved Working Drawings and Specifications, and shall exclude (but not by way of limitation) Tenant’s furniture, trade fixtures, partitions, equipment and signage improvements, if any. Further, the Tenant Improvements shall incorporate Landlord’s building standard materials and specifications (“Standards”). All aspects of the Preliminary Plan are considered Standards for purposes of this Work Letter. No deviations from the Standards may be required by Tenant with respect to doors and frames, finish hardware, entry graphics, the ceiling system, light fixtures and switches, mechanical systems, life and safety systems, and/or window coverings; provided that Landlord may, in its sole discretion, authorize in writing one or more of such deviations, in which event Tenant shall be solely responsible for the cost of replacing same with the applicable Standard item(s) upon the expiration or termination of this Lease. All non- standard items (“Non-Standard Improvements”) and Changes to the Preliminary Plan or Working Drawings and Specifications that are not customarily included in Landlord’s tenant improvements of other premises located in the Project shall be considered Non-Standard Improvements and shall be subject to the prior approval of Landlord, which may be withheld in Landlord’s sole discretion. Landlord shall in no event be required to approve any Non-Standard Improvement if Landlord determines that such improvements (i) is of a lesser quality than the corresponding Standard, (ii) fails to conform to applicable governmental requirements, (iii) requires building services beyond the level

Exhibit X

Landlord has agreed to provide Tenant under this Lease, or (iv) would have an adverse aesthetic impact from the exterior of the Premises.

c.	Tenant shall submit the approved Working Drawings and Specifications to the TI Contractor, who shall be the general contractor hired to construct the Tenant Improvements. TI Contractor shall solicit bids from at least three (3) subcontractors for each major trade, provided that, a bidding process shall not be required with respect to mechanical, electrical and plumbing. All subcontractors shall be subject to Landlord’s reasonable approval. Tenant shall provide copies of the bid responses to Landlord. Tenant shall enter into a “lump sum” construction contract (the “TI Contract”) with the TI Contractor for construction of the Tenant Improvements. If requested by Landlord, Tenant shall deliver a copy of the TI Contract to Landlord. Tenant shall cause the Tenant Improvements work to be constructed in a good and workmanlike manner in accordance with the approved Working Drawings and Specifications.

d.	Prior to the commencement of the Tenant Improvements work, Tenant shall deliver to Landlord a copy of the final application for permit and issued permit for the work.

e.	The TI Contractor and each of its subcontractors shall comply with landlord’s requirements as generally imposed on third party contractors, including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord, prior to commencement of construction or the Tenant Improvements work.

f.	A construction schedule shall be provided to Landlord prior to commencement of the construction of the Tenant Improvements work, and weekly updates shall be supplied during the progress of the work; provided however, that the completion of the Tenant Improvements shall not be a condition of, or affect, the Commencement Date of this Lease.

g.	Tenant shall give Landlord ten (10) days prior written notice of the commencement of construction of the Tenant Improvements work so that Landlord may cause an appropriate notice of non-responsibility to be posted.

h.	The Tenant Improvements work shall be subject to inspection at all times by Landlord and its construction manager, and Landlord and/or its construction manager shall be permitted to attend weekly job meetings with the TI Contractor.

i.	Tenant shall apply and pay for all utility services required for the Tenant Improvements work.

j.	Upon completion of the work, Tenant shall cause to be provided to Landlord (i) as-built drawings of the Tenant Improvements work signed by the Architect, (ii) CADD tapes of the improved space compatible with Landlord’s CADD system, (iii) a final punch list signed by Tenant, (iv) final and unconditional lien waivers from the TI Contractor and all subcontractors, (v) a duly recorded notice of completion of the improvement work, and (vi) a certificate of occupancy for the Premises (collectively, the “Close-Out Package”).

k.	The Tenant Improvements work shall be prosecuted at all times in accordance with all state, federal and local laws, regulations and ordinances, including without limitation all OSHA and other safety laws, the Americans with Disabilities Act (“ADA”) and all applicable governmental permit and code requirements,

l.	All of the provisions of this Lease (including, without limitation, the provisions of Sections 7.4, 10.1 and 10.3) shall apply to, and shall be binding on Tenant with respect to, the construction of the Tenant Improvements.

Exhibit X

m.	Landlord shall permit Tenant and its contractors to enter the Premises prior to the Commencement Date of the Lease in order that Tenant may construct the Tenant Improvements in the Premises through Tenant’s own contractors prior to the Commencement Date. The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk.

n.	Tenant hereby designates Don Higbee and Mark Avila (“Tenant’s Construction Representatives”), Telephone Nos. (408) 433-8140 and (408) 433-8284, each as its representative and agent for all matters related to the Tenant Improvements, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representatives with respect to the Tenant Improvement and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

o.	Landlord hereby designates Steve Aldapa (“Landlord’s Construction Representative”), Telephone No. (310) 996-0202 as its representative and agent for all matters related to the Tenant Improvements, including but not by way of limitation, for purposes of receiving notices, approving submittals and Changes, and Tenant shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Landlord. The foregoing authorization is intended to provide assurance to Tenant that it may rely upon the directives and decision making of the Landlord’s Construction Representative with respect to the Tenant Improvements and is not intended to limit or reduce Tenant’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Landlord. Landlord may amend the designation of its Landlord’s Construction Representative(s) at any time upon delivery of written notice to Tenant.

II.	COST OF THE TENANT IMPROVEMENTS WORK

a.	Subject to Section II(d) below, Landlord shall provide to Tenant a tenant improvement allowance in the amount of Six Hundred Forty Thousand Four Hundred Forty Dollars ($640,440.00) (the “Landlord’s Contribution”) based on Twenty Seven Dollars ($27.00) per usable square foot of the Premises, with any excess cost of the Tenant Improvements in accordance with the approved Working Drawings and Specifications, to be borne solely by Tenant. It is further understood and agreed that Landlord’s construction manager shall be entitled to a supervision/administrative fee equal to five percent (5%) of the cost of the Tenant Improvements work (not to exceed thirty thousand dollars ($30,000), which fee shall be paid from the Landlord’s Contribution. If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord’s Contribution and the Additional Landlord Funding, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment.

b.	Landlord shall pay the Landlord’s Contribution and the Additional Landlord Funding (defined in Section II(d) below), provided Tenant has elected to exercise its right to the Additional Landlord Funding, in whole or in part to Tenant or Tenant’s designee within twenty (20) days in accordance with the following:

Exhibit X

i.	Tenant must deliver to Landlord an invoice(s) with appropriate backup documents for the work performed that Tenant desires to be paid by the Landlord’s Contribution and/or Additional Landlord Funding.

ii.	Within twenty (20) days of Landlord’s receipt of such invoice(s) and backup documents, Landlord shall pay Tenant or Tenant’s designee a portion of the Landlord’s Contribution and/or Additional Landlord Funding sufficient to pay the invoice in full (unless the amount claimed under the invoice(s) exceeds the Landlord’s Contribution and/or the Additional Landlord Funding). Notwithstanding the foregoing, Landlord may retain ten percent (10%) of all invoiced amounts until Tenant submits the Close-Out Package to Landlord at which point Landlord shall pay Tenant any retained portions of the Landlord’s Contribution and Additional Landlord Funding within twenty (20) days.

iii.	Tenant may only request payments by Landlord from the Landlord’s Contribution and the Additional Landlord Funding once construction of the Tenant Improvements has been at least fifty percent (50%) completed and once construction of the Tenant Improvements has been substantially completed.

c.	It is understood that the foregoing Tenant Improvements may be done during Tenant’s occupancy of the Premises and, in this regard, Tenant agrees to assume any risk of injury, loss or damage which may result (unless caused by the willful misconduct of Landlord or Landlord’s authorized employees, agents or contractors). Tenant further agrees that it shall be solely responsible for relocating its office equipment and furniture in the Premises in order for the foregoing Tenant Improvements to be completed in the Premises, that the Commencement Date of the Lease is not conditioned upon nor shall such Commencement Date be extended by the completion of the foregoing Tenant Improvements, and that no rental abatement shall result while the foregoing Tenant Improvements are completed in the Premises. It is further understood and agreed that the Tenant Improvements shall be scheduled and shall be substantially completed not later than February 10, 2005, to be eligible for funding by Landlord, and that Landlord shall not be obligated to fund any Tenant Improvements commenced after such date. Notwithstanding the foregoing, each day after the deadline set forth in Section l(a) above that Landlord fails to deliver its approval or disapproval shall delay the date set forth in Section 3.1 (c) of the Lease by one (1) day.

d.	If requested by Tenant, Landlord shall fund the additional costs related to the Tenant Improvements in excess of Landlord’s Contribution by up to an additional Three Dollars ($3.00) per useable square foot (for a total additional funding of up to Seventy One Thousand One Hundred Sixty Dollars ($71,160.00) (“Additional Landlord Funding”). To the extent of the Additional Landlord Funding, Basic Rent shall increase, retroactive to the Commencement Date of this Lease, by an amount equal to the Additional Landlord Funding plus interest at the annual rate of eight percent (8%) amortized equally over the first sixty (60) months of the Lease. Upon request by Landlord, the amount of such rental adjustment shall be memorialized in a form provided by Landlord. In the event that the amount of the rental adjustment is finally determined subsequent to the Commencement Date, Tenant shall promptly pay to Landlord a lump sum amount equal to the total accrued sums owing due to the retroactive adjustment.

III.	DISPUTE RESOLUTION

a.	All claims or disputes between Landlord and Tenant arising out of, or relating to, this Work Letter shall be decided by the JAMS/ENDISPUTE (“JAMS”), or its successor, with such arbitration to be held in Santa Clara County, California, unless the parties mutually agree otherwise. Within ten (10) business days following submission to JAMS, JAMS shall designate three arbitrators and each party may, within five (5) business days thereafter, veto one of the three persons so designated. If two different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. If less than two (2) arbitrators are timely vetoed, JAMS shall select a single arbitrator from the non-vetoed

Exhibit X

arbitrators originally designated by JAMS, who shall hear and decide the matter. Any arbitration pursuant to this section shall be decided within thirty (30) days of submission to JAMS. The decision of the arbitrator shall be final and binding on the parties. All costs associated with the arbitration shall be awarded to the prevailing party as determined by the arbitrator.

b.	Notice of the demand for arbitration by either party to the Work Letter shall be filed in writing with the other party to the Work Letter and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to this Work Letter shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Work Letter unless (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.

c.	The agreement herein among the parties to arbitrate shall be specifically enforceable under prevailing law. The agreement to arbitrate hereunder shall apply only to disputes arising out of, or relating to, this Work Letter, and shall not apply to other matters of dispute under the Lease except as may be expressly provided in the Lease.

Exhibit X

EXHIBIT X-2

APPROVED PRELIMINARY COST ESTIMATE

[SEE ATTACHED]

Exhibit X-2

San Jose Construction Co., Inc.
General Contractors

September 8, 2004

LSI LOGIC
1551 Mc Carthy Blvd., D-129
Milpitas, CA 95035
(408) 433-8140 Fax (408) 433-7484

Attn:	Mr. Don Higbee
Ref:	ENGENIO – 670 N. MC CARTHY BLVD., MILPITAS, CA
Subj.	Preliminary Budget Proposal

Dear Don:

San Jose Construction Co., Inc. is pleased to submit for your review our preliminary budget construction proposal for the above referenced property. Our ability to successfully coordinate and construct these improvements is based upon the extensive experience of our project management team and our ability to work with and coordinate a blend of the most proficient subcontractors in the Silicon Valley. The following is the lists the drawings for which our proposal is based upon:

Drawings provided by Gensler:
M670.100.FP	Construction Plan – First Floor	Dated 08/20/04
M670.100.PC	Power & Communication Plan – First Floor	Dated 08/20/04
M670.100.RC	Reflective Ceiling Plan – First Floor	Dated 08/20/04
M670.200.FP	Construction Plan – Second Floor	Dated 08/12/04
M670.200.PC	Power & Communication Plan – Second Floor	Dated 08/12/04
M670.200.RC	Reflective Ceiling Plan – Second Floor	Dated 08/12/04

TOTAL SUM.........$1,189,313.00

The following items have been EXCLUDED from our proposal:

•	Leveling and scraping of existing concrete floors by others

•	Any work not specifically listed in our cost breakdown

•	Drywall patch to existing walls not under construction

•	Any work to existing lobby, stairs or restroom cores

•	Paging system, telephone system & data cabling

•	Structural engineering or calculations

•	City and fire department corrections

•	Any work to existing HVAC units

•	Relocation of rain water leaders

•	P.G. & E. feeds & patching

•	Testing and inspection

LSI LOGICS

The following items have been EXCLUDED from our proposal:

w	Corian or granite counter tops

w	Overtime/standby time

w	Any work to the site

w	Security system

w	Spiral ductwork

w	Card readers

w	Appliances

w	Signage

w	Permits

The following items are ALTERNATES to our proposal:

w	Upgrade hard surfaces for millwork, i.e. corian or granite, scope TBD (Allowance) ADD: 17,500.00

We are confident that we can provide you with the most effective, cost conscious and motivated contracting team for this project.

We look forward to teaming with you, and will make every effort to ensure that the facility is completed in a timely manner and to your total satisfaction.

Sincerely,
SAN JOSE CONSTRUCTION CO., INC.

[ILLEGIBLE]

Fran Conte
jt: lsimccarthyprop

SAN JOSE CONSTRUCTION CO., INC.

9/8/04

LSI LOGIC
670 NORTH MCCARTHY BLVD BLDG 8
MILPITAS , CA
PRELIMINARY BUDGET

			23,020
COST CODE	DESCRIPTION	TOTAL	SQ.FT	SUBCONTRACTOR
11200	GENERAL CONDITIONS	67,600	2.94	SJC
17100	PROGRESSIVE CLEAN UP (SJC)	2,650	0.12	SJC
17150	FINAL CLEAN UP	4,000	0.17	NOR CAL
17600	BLUEPRINTS (ALLOWANCE)	850	0.04	SJC
20700	FLOOR CORING (ALLOWANCE)	650	0.03	SJC
20770	INTERIOR DEMO @ LOBBY	1,200	0.05	SJC
61100	MISC. CARPENTRY (40HRS)	2,280	0.10	SJC
62000	MILLWORK	74,500	3.24	SCL
62002	MILLWORK (RECEPTION DESK ALLOWANCE)	20,000	0.87	SCL
72000	WALL INSULATION	7,627	0.33	SCL
75100	ROOF PATCH (ALLOWANCE)	1,500	0.07	KINGS ROOFING
82000	DOORS, FRAME & HARDWARE & SIDELITES	56,676	2.46	TRIM TECH
88000	GLASS & GLAZING	35,800	1.56	GRAND PRIX
88000	GLASS & GLAZING (STACKING DOOR)	16,000	0.70	GRAND PRIX
88000	REMOVE & REPLACE EXT GLAZING (STOCKING)	2,880	0.13	GRAND PRIX
88001	ALUMINUM SILL CAP @ EXTERIOR FURRED WAL
92500	DRYWALL & FRAME	118,535	5.15	ERIC STARK
95000	ACOUSTICAL CEILING	45,890	1.99	CAM ACOUSTICS
96800	FLOOR COVER	52,232	2.27	PRESTON HOLMES
96800	ACCENT CARPET @ 6 LOCATIONS (ALLOW)	7,000	0.30	PRESTON HOLMES
99000	PAINTING	15,325	0.67	BURDICK PAINTING
101100	WALLTALKERS @ CONF RMS	0	0.00	PSI
105200	FIRE EXTINGUISHERS	1,500	0.00	SJC
111300	PROJECTIONS SCREENS	18,738	0.00	PSI
125100	WINDOW COVER (ALLOWANCE)	16,000	0.00	PENINSULATORS
153000	FIRE SPRINKLERS	32,250	1.40	BROUGHTON
154000	PLUMBING & CONDENSATE	14,560	0.63	METRO
155000	HVAC	218,650	9.50	CAL-AIR
155001	HVAC CONTROLS (ASI)	76,111	3.31	AIR SYSTEMS
160000	ELECTRICAL	209,920	9.12	MID-STATE
160001	FIRE ALARM (ALLOWANCE)	7,125	0.31	MID-STATE

	SUBTOTAL	1,138,099	49.44
	GENERAL CONTRACTOR OH&P	45,524	198
	INSURANCE	5,690	0.25

	PROJECT TOTAL	1,189,313	51.66

EXHIBIT Y

Project Site Plan